                                                                  EXECUTION COPY


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                               STOCK PURCHASE AGREEMENT




                                     dated as of


                                    April 27, 1999


                                     by and among

                      STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

                              ITT SHERATON CORPORATION,

                                STARWOOD CANADA CORP.

                                 CAESARS WORLD, INC.

                           SHERATON DESERT INN CORPORATION

                             SHERATON TUNICA CORPORATION

                                         and

                         PARK PLACE ENTERTAINMENT CORPORATION

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                                  TABLE OF CONTENTS

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                                                                            PAGE
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
ARTICLE 1.   PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . . . . . . 2
     Section 1.1.    Purchase and Sale of Shares; Preliminary Transactions.. . 2
     Section 1.2.    Purchase Price. . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.3.    Closing.. . . . . . . . . . . . . . . . . . . . . . . . . 3
     Section 1.4.    Purchase Price Adjustment.. . . . . . . . . . . . . . . . 4

ARTICLE 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
              PARENT AND SELLER. . . . . . . . . . . . . . . . . . . . . . . . 6
     Section 2.1.    Corporate Organization of Parent and Sellers. . . . . . . 6
     Section 2.2.    Corporate Organization of the Companies.. . . . . . . . . 6
     Section 2.3.    Capital Stock of the Companies. . . . . . . . . . . . . . 6
     Section 2.4.    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . 7
     Section 2.5.    Due Authorization.. . . . . . . . . . . . . . . . . . . . 8
     Section 2.6.    No Conflict.. . . . . . . . . . . . . . . . . . . . . . . 9
     Section 2.7.    Financial Statements; Books and Records; Projections. . . 9
     Section 2.8.    Contracts; No Defaults. . . . . . . . . . . . . . . . . .10
     Section 2.9.    Undisclosed Liabilities.. . . . . . . . . . . . . . . . .11
     Section 2.10.   Absence of Certain Changes or Events. . . . . . . . . . .12
     Section 2.11.   Intellectual Property.. . . . . . . . . . . . . . . . . .13
     Section 2.12.   Litigation and Proceedings. . . . . . . . . . . . . . . .13
     Section 2.13.   Employee Benefit Plans. . . . . . . . . . . . . . . . . .13
     Section 2.14.   Labor Relations.. . . . . . . . . . . . . . . . . . . . .17
     Section 2.15.   Legal Compliance. . . . . . . . . . . . . . . . . . . . .17
     Section 2.16.   Personal Property.. . . . . . . . . . . . . . . . . . . .17
     Section 2.17.   Real Property.. . . . . . . . . . . . . . . . . . . . . .18
     Section 2.18.   Environmental Matters.. . . . . . . . . . . . . . . . . .19
     Section 2.19.   Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . .20
     Section 2.20.   Governmental Authorities:  Consents.. . . . . . . . . . .22
     Section 2.21.   Licenses, Permits and Authorizations. . . . . . . . . . .22
     Section 2.22.   Insurance.. . . . . . . . . . . . . . . . . . . . . . . .23
     Section 2.23.   Brokers' Fees.. . . . . . . . . . . . . . . . . . . . . .23
     Section 2.24.   Affiliate Transactions. . . . . . . . . . . . . . . . . .23
     Section 2.25.   Year 2000 Compatibility.. . . . . . . . . . . . . . . . .24
     Section 2.26.   Assets; Business Activities.. . . . . . . . . . . . . . .24
     Section 2.27.   No Other Representations or Warranties. . . . . . . . . .24

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . .24
     Section 3.1.    Corporate Organization of Purchaser.. . . . . . . . . . .24
     Section 3.2.    Due Authorization.. . . . . . . . . . . . . . . . . . . .24
     Section 3.3.    No Conflict.. . . . . . . . . . . . . . . . . . . . . . .25
     Section 3.4.    Litigation and Proceedings. . . . . . . . . . . . . . . .25
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
     Section 3.5.    Governmental Authorities:  Consents.. . . . . . . . . . .25
     Section 3.6.    Brokers' Fees.. . . . . . . . . . . . . . . . . . . . . .26
     Section 3.7.    Financial Capability. . . . . . . . . . . . . . . . . . .26
     Section 3.8.    Securities Act. . . . . . . . . . . . . . . . . . . . . .26
     Section 3.9.    Investigation by Purchaser; Certain Financial
                       Information; No Other Representations or Warranties.. .26

ARTICLE 4.   COVENANTS AND AGREEMENTS OF PARENT, SELLER AND THE COMPANY. . . .27
     Section 4.1.    Conduct of Business.. . . . . . . . . . . . . . . . . . .27
     Section 4.2.    Inspection. . . . . . . . . . . . . . . . . . . . . . . .29
     Section 4.3.    HSR Act.. . . . . . . . . . . . . . . . . . . . . . . . .29
     Section 4.4.    No Solicitations. . . . . . . . . . . . . . . . . . . . .29
     Section 4.5.    Notification. . . . . . . . . . . . . . . . . . . . . . .29
     Section 4.6.    Certain Tax Matters.. . . . . . . . . . . . . . . . . . .30
     Section 4.7.    Elimination of Intercompany Accounts and Arrangements.. .30
     Section 4.8.    Financing Obligations.. . . . . . . . . . . . . . . . . .31
     Section 4.9.    Title Insurance Endorsement.. . . . . . . . . . . . . . .31
     Section 4.10.   Cooperation with Financings.. . . . . . . . . . . . . . .31
     Section 4.11.   Confidentiality.. . . . . . . . . . . . . . . . . . . . .32

ARTICLE 5.   COVENANTS AND AGREEMENTS OF PURCHASER . . . . . . . . . . . . . .32
     Section 5.1.    Certain Transactions. . . . . . . . . . . . . . . . . . .32
     Section 5.2.    HSR Act.. . . . . . . . . . . . . . . . . . . . . . . . .33
     Section 5.3.    Notification. . . . . . . . . . . . . . . . . . . . . . .33

ARTICLE 6.   JOINT COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . .34
     Section 6.1.    Support of Transaction. . . . . . . . . . . . . . . . . .34
     Section 6.2.    Section 338 Election. . . . . . . . . . . . . . . . . . .34
     Section 6.3.    Approvals.. . . . . . . . . . . . . . . . . . . . . . . .35
     Section 6.4.    Certain Employee Benefits Matters.. . . . . . . . . . . .35
     Section 6.5.    Employment Agreements and Severance Obligations.. . . . .39
     Section 6.6.    Closings Under Certain Circumstances. . . . . . . . . . .39
     Section 6.7.    Ancillary Agreements. . . . . . . . . . . . . . . . . . .41
     Section 6.8.    Post-Closing Cooperation. . . . . . . . . . . . . . . . .41
     Section 6.9.    Resignations. . . . . . . . . . . . . . . . . . . . . . .41
     Section 6.10.   Bank Accounts.. . . . . . . . . . . . . . . . . . . . . .41
     Section 6.11.   Form of Instruments, Etc. to be Reasonably
                       Satisfactory. . . . . . . . . . . . . . . . . . . . . .42

ARTICLE 7.   CONDITIONS TO OBLIGATIONS . . . . . . . . . . . . . . . . . . . .42
     Section 7.1.    Conditions to Obligations of Purchaser, Parent,
                       Seller and the Companies. . . . . . . . . . . . . . . .42
     Section 7.2.    Conditions to Obligations of Purchaser. . . . . . . . . .42
     Section 7.3.    Conditions to the Obligations of Parent, Sellers
                       and the Companies.. . . . . . . . . . . . . . . . . . .43

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
ARTICLE 8.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     Section 8.1.    Termination.. . . . . . . . . . . . . . . . . . . . . . .44
     Section 8.2.    Effect of Termination.. . . . . . . . . . . . . . . . . .44

ARTICLE 9.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .45
     Section 9.1.    Survival of Representations and Warranties. . . . . . . .45
     Section 9.2.    Indemnification by Purchaser. . . . . . . . . . . . . . .45
     Section 9.3.    Indemnification by Parent and Sellers.. . . . . . . . . .47
     Section 9.4.    Losses Net of Insurance and Tax Benefits. . . . . . . . .48
     Section 9.5.    No Right of Contribution. . . . . . . . . . . . . . . . .49
     Section 9.6.    Exclusive Remedy. . . . . . . . . . . . . . . . . . . . .49

ARTICLE 10.  TAX ALLOCATION AND INDEMNIFICATION. . . . . . . . . . . . . . . .50
     Section 10.1.   Preparation and Filing of Returns.. . . . . . . . . . . .50
     Section 10.2.   Payment of Taxes. . . . . . . . . . . . . . . . . . . . .51
     Section 10.3.   Refunds.. . . . . . . . . . . . . . . . . . . . . . . . .52
     Section 10.4.   Amendments to Tax Returns.. . . . . . . . . . . . . . . .52
     Section 10.5.   Carrybacks. . . . . . . . . . . . . . . . . . . . . . . .52
     Section 10.6.   Indemnification for Taxes.. . . . . . . . . . . . . . . .53
     Section 10.7.   Post-Closing Audits and Other Proceedings.. . . . . . . .54
     Section 10.8.   Transfer Taxes. . . . . . . . . . . . . . . . . . . . . .54
     Section 10.9.   Cooperation.. . . . . . . . . . . . . . . . . . . . . . .54
     Section 10.10.  Limitations.. . . . . . . . . . . . . . . . . . . . . . .55

ARTICLE 11.  CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .55

ARTICLE 12.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .68
     Section 12.1.   Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .68
     Section 12.2.   Notices.. . . . . . . . . . . . . . . . . . . . . . . . .68
     Section 12.3.   Assignment. . . . . . . . . . . . . . . . . . . . . . . .69
     Section 12.4.   Rights of Third Parties.. . . . . . . . . . . . . . . . .70
     Section 12.5.   Expenses. . . . . . . . . . . . . . . . . . . . . . . . .70
     Section 12.6.   Governing Law.. . . . . . . . . . . . . . . . . . . . . .70
     Section 12.7.   Captions; Counterparts. . . . . . . . . . . . . . . . . .70
     Section 12.8.   Entire Agreement. . . . . . . . . . . . . . . . . . . . .70
     Section 12.9.   Amendments. . . . . . . . . . . . . . . . . . . . . . . .70
     Section 12.10.  Publicity.. . . . . . . . . . . . . . . . . . . . . . . .71
     Section 12.11.  Construction. . . . . . . . . . . . . . . . . . . . . . .71
     Section 12.12.  Dispute Resolution. . . . . . . . . . . . . . . . . . . .71
     Section 12.13.  Non-Hire. . . . . . . . . . . . . . . . . . . . . . . . .72
     Section 12.14.  Insurance.. . . . . . . . . . . . . . . . . . . . . . . .72
     Section 12.15.  Specific Performance. . . . . . . . . . . . . . . . . . .73
     Section 12.16.  Effectiveness.. . . . . . . . . . . . . . . . . . . . . .73


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

                               STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "AGREEMENT") is entered into as of this 27th day of April, 1999 by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("PARENT"); ITT Sheraton Corporation, a Delaware corporation ("ITT SHERATON"), Sheraton Desert Inn Corporation, a Nevada corporation ("SDIC"), and Starwood Canada Corp., a body corporate under the laws of Canada ("STARWOOD CANADA") (collectively, "SELLERS"); Caesars World, Inc., a Florida corporation ("CAESARS WORLD") and Sheraton Tunica Corporation, a Delaware corporation ("TUNICA") (each a "COMPANY" and collectively, together with MEG, the "COMPANIES"); and Park Place Entertainment Corp., a Delaware corporation ("PURCHASER").

                                      RECITALS:

          WHEREAS, ITT Sheraton is the sole record and beneficial owner of all of the issued and outstanding shares ("CWI SHARES") of the common stock (the "CAESARS WORLD COMMON STOCK"), of Caesars World;

          WHEREAS, Starwood Canada is the record and beneficial owner of partnership interests (the "INTERESTS") representing a 95% economic ownership interest in MEG;

          WHEREAS, SDIC is the sole record and beneficial owner of all of the issued and outstanding shares (the "TUNICA SHARES") of the common stock (the "TUNICA COMMON STOCK") of Tunica;

          WHEREAS, as of the Closing Date ITT Sheraton and SDIC will collectively own all of the issued and outstanding CWI Shares and Tunica Shares (collectively, the "SHARES");

          WHEREAS, each Seller is an indirect wholly-owned subsidiary of Parent;

          WHEREAS, upon the terms and subject to the conditions set forth herein, Parent and Sellers desire to make the Preliminary Transfers and sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares and the Interests; and

          WHEREAS, certain capitalized terms used herein have the meanings assigned to them in Article 11 hereof.

                                      AGREEMENT:

          In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE 1.

                             PURCHASE AND SALE OF SHARES

     Section 1.1.  PURCHASE AND SALE OF SHARES; PRELIMINARY TRANSACTIONS.

                 (a) Upon the terms and subject to the conditions contained herein (including Section 6.6), on the Closing Date, Sellers will sell, convey and transfer to Purchaser, and Purchaser will purchase and acquire from Sellers, the Shares and the Interests, free and clear of all Liens.

                 (b) Prior to the conveyance of Shares pursuant to Section 1.1(a), (x) the interests of Parent and its Subsidiaries in the Excluded Companies and the Atlantic City Convention Center Sheraton Hotel shall be transferred to an entity other than the Companies and their Subsidiaries, and
(y) Parent shall cause such transactions as may be necessary to effectuate the transfer of all of Parent's and its Affiliates' interests in the Sheraton Halifax Hotel to the Companies and their Subsidiaries (collectively, the "PRELIMINARY TRANSFERS"). The parties agree and acknowledge that it is the intent of the parties that following the Preliminary Transfers, the Companies and their Subsidiaries will hold all assets and liabilities primarily relating to the Business (other than the Excluded Assets and Retained Liabilities), and Parent and Sellers agree as part of the Preliminary Transfers (or, if discovered following the Closing, on a post-closing basis) to make additional transfers as may be reasonably necessary to effectuate the foregoing should the parties discover that assets and liabilities primarily relating to the Business (other than the Excluded Assets and Retained Liabilities) are held by Parent or its Affiliates other than the Companies and their Subsidiaries. For purposes of this Agreement, all references to the Companies' Subsidiaries or words of similar import shall (A) include all Affiliates of Parent that will be Subsidiaries of the Companies following the Preliminary Transfers and (B) exclude any other Affiliates of Parent.

     Section 1.2.  PURCHASE PRICE.

                 (a) The aggregate purchase price for the Shares and the Interests shall, subject to Section 1.2(b), be (i) Three Billion Dollars ($3,000,000,000) (the "BASE PRICE"), PLUS (ii) the Net Working Capital Adjustment Amount (which may be positive or negative) determined in accordance with Section 1.4, MINUS (iii) the amount of Existing Capitalized Leases, PLUS
(iv) the amount (the "CAPITAL EXPENDITURE ADJUSTMENT AMOUNT") (which may be positive or negative) equal to (A) the actual amount of capital expenditures made by the Companies and their Subsidiaries during the period between the date hereof and Closing, which capital expenditures were made pursuant to and in accordance with the Company Capital Plan, less (B) the product of (x) $5 million and (y) the number of months during the period between the date hereof and Closing (pro-rated to take into account of any partial months during such period) (the "PURCHASE PRICE").

                 (b) The Purchase Price has been established based on the understanding that, as of the Closing Date, the Companies and their Subsidiaries will have no Financing Obligations other than the Existing Capitalized Leases, and Parent, Sellers and the

Companies have covenanted to discharge all such obligations as of the Closing. In the event any such Financing Obligations nevertheless remain in existence as of the Closing, then at Purchaser's sole and exclusive option, (y) the Purchase Price shall be reduced by the amount of such Financing Obligations (determined as the amount which Purchaser or the Company would be required to expend to repay and terminate such obligations as of the Closing, giving effect to the transactions contemplated hereby (the "DEFEASANCE AMOUNT")); or (z) such Financing Obligations shall be discharged by paying out of the Purchase Price the Defeasance Amount to the corresponding creditor(s).

     Section 1.3.  CLOSING.

                 (a) The consummation of the purchase and sale of the Shares and the Interests (the "CLOSING") shall take place at 10:00 a.m., local time, on the fifth (5) Business Day following the satisfaction of the conditions to the obligations of the parties set forth in Article 7 hereof (other than those conditions that by their nature are to be fulfilled at Closing), at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York, or at such other time or place as Parent and Purchaser may agree in writing (the day on which the Closing takes place being referred to herein as the "CLOSING DATE").

                 (b)   At the Closing, subject to the provisions of Section
6.6, Sellers shall deliver or cause to be delivered to Purchaser (i) one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank, (ii) documents sufficient to convey all of the Interests to Purchaser, (iii) the other documents required to be delivered by Seller pursuant to Article 7 hereof, and (iv) any other documents or instruments necessary to evidence or effect any of the transactions contemplated hereunder.

                 (c) At the Closing, subject to the provisions of Section 6.6, (i) Purchaser shall pay to Parent (as agent for the Sellers) the Closing Date Purchase Price by intra-bank transfer or wire transfer of immediately available funds to an account designated in writing by Parent, (ii) Purchaser shall deliver to Parent the documents required to be delivered by Purchaser pursuant to Article 7 hereof, and (iii) Purchaser shall deliver to Parent any other documents or instruments necessary to evidence or effect any of the transactions contemplated hereunder.

                 (d) The parties acknowledge that the Net Working Capital Adjustment Amount and the Capital Expenditure Adjustment Amount will not be determinable until after Closing. Accordingly, notwithstanding anything else in this Article 1 to the contrary, for purposes of calculating the amount of the Closing Date Purchase Price payable on the Closing Date, the Base Price will be increased or decreased (as applicable) pursuant to the definition of Closing Date Purchase Price by the Estimated Net Working Capital Adjustment Amount and the Estimated Capital Expenditure Adjustment Amount. After the Closing, the parties will determine the Net Working Capital Adjustment Amount and the Capital Expenditure Adjustment Amount, and make such payments as are provided in
Section 1.4.

     Section 1.4.  PURCHASE PRICE ADJUSTMENT.

                 (a) ESTIMATED ADJUSTMENT AMOUNTS. Not later than five (5) Business Days prior to the Closing, Parent shall deliver to Purchaser its good faith estimate of the Net Working Capital of the Companies and their consolidated Subsidiaries as of the Closing Date (the "ESTIMATED CLOSING NET WORKING CAPITAL") and its good faith estimate of the Capital Expenditure Adjustment Amount (the "ESTIMATED CAPITAL EXPENDITURE ADJUSTMENT AMOUNT"), together with a reasonably detailed explanation of the calculation thereof. The "ESTIMATED NET WORKING CAPITAL ADJUSTMENT AMOUNT", which may be positive or negative, shall mean (i) the Estimated Closing Net Working Capital, MINUS (ii) Twenty Five Million Dollars ($25,000,000) (the "BASE WORKING CAPITAL"). As set forth in Section 1.3(d), the Estimated Net Working Capital Adjustment Amount and the Estimated Capital Expenditure Adjustment Amount shall be used to calculate the Closing Date Purchase Price payable at Closing.

                 (b)   CLOSING BALANCE SHEET; CAPITAL EXPENDITURE ADJUSTMENT.
As soon as reasonably practicable following the Closing Date, and in any event within seventy-five (75) days thereafter, Purchaser shall prepare and deliver to Parent (i) a combined balance sheet of the Companies and their consolidated Subsidiaries as of the close of business on the Closing Date (the "CLOSING BALANCE SHEET"), (ii) a calculation of the Net Working Capital as reflected on the Closing Balance Sheet (the "CLOSING NET WORKING CAPITAL") and (iii) a calculation of the actual Capital Expenditure Adjustment Amount (together with reasonable back-up information providing the basis for such calculation). The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") and on a basis consistent with the preparation of the Reference Balance Sheet and shall fairly present the combined financial position of the Companies and their consolidated Subsidiaries as of the Closing, excluding any Excluded Assets and Retained Liabilities (but shall not include any "write-up" of assets as a result of the transactions contemplated hereby). Without limiting the generality of the foregoing, the Closing Balance Sheet shall contain reserves against receivables from casino customers that are calculated in accordance with the current practices of the Companies.

                 (c) DISPUTES. Upon delivery of the Closing Balance Sheet, Purchaser will provide to Parent and Parent's accountants full access to the personnel and books and records of the Companies and their consolidated Subsidiaries, to the extent reasonably related to a review of the Closing Balance Sheet and the calculation of the Closing Net Working Capital and the Capital Expenditure Adjustment Amount. If Parent disagrees with the calculation of the Closing Net Working Capital, the Capital Expenditure Adjustment Amount or any element relevant thereto, it shall notify Purchaser of such disagreement in writing within forty five (45) days after its receipt of the Closing Balance Sheet and the calculation of the Capital Expenditure Adjustment Amount, which notice shall set forth in detail the particulars of such disagreement. In the event that Parent does not provide such a notice of disagreement within such forty five (45) day period, Parent shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Net Working Capital and the Capital Expenditure Adjustment Amount delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Parent, Purchaser and Parent shall use their reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Net Working Capital and the Capital Expenditure Adjustment Amount. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing other than Purchaser's or Parent's independent auditors mutually selected by Parent and Purchaser (the "AUDITOR") shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, based solely on written submissions forwarded by Purchaser and Parent to the Auditor within ten (10) days following the Auditor's selection, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 1.4(b) and the calculation of the Capital Expenditure Adjustment Amount was made in accordance with the standards set forth in Section 1.2(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Net Working Capital and the Capital Expenditure Adjustment Amount determination requires adjustment. The parties shall share ratably the fees and expenses of the Auditor as follows: (A) if the Auditor resolves all of the remaining items in dispute in favor of Purchaser (the amount so determined is referred to herein as the "LOW VALUE"), Parent will be responsible for all of the fees and expenses of the Auditor; (B) if the Auditor resolves all of the remaining items in dispute in favor of the Seller (the amount so determined is referred to herein as the "HIGH VALUE"), Purchaser will be responsible for all of the fees and expenses of the Auditor; and (C) if the Auditor resolves some of the remaining items in dispute in favor of Purchaser and the rest of the remaining items in dispute in favor of Parent (the amount so determined is referred to herein as the "ACTUAL VALUE"), Parent will be responsible for that fraction of the fees and expenses of the Auditor equal to (I) the difference between the high value and the actual value DIVIDED BY (II) the difference between the high value and the low value, and Purchaser will be responsible for the remainder of the fees and expenses of the Auditor. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Closing Net Working Capital and the Capital Expenditure Adjustment Amount is finally determined in accordance with this Section 1.4(c) is referred as to the "DETERMINATION DATE."

                 (d) PAYMENT. The "NET WORKING CAPITAL ADJUSTMENT AMOUNT," which may be positive or negative, shall mean (i) the Closing Net Working Capital MINUS (ii) the Base Working Capital. If the Net Working Capital Adjustment Amount plus the Capital Expenditure Adjustment Amount is greater than the Estimated Net Working Capital Adjustment Amount plus the Estimated Capital Expenditure Adjustment Amount (such difference, the "INCREASE AMOUNT"), then within five (5) days after the Determination Date, Purchaser shall pay to Parent an additional amount equal to the Increase Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate. If the Estimated Net Working Capital Adjustment Amount plus the Estimated Capital Expenditure Adjustment Amount is greater than the Net Working Capital Adjustment Amount plus the Capital Expenditure Adjustment Amount (such difference, the "DEFICIT AMOUNT"), then within five (5) days after the Determination Date Parent shall pay to Purchaser an amount equal to the Deficit Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate.

                                      ARTICLE 2.


                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                                  PARENT AND SELLER

          Parent, Sellers and the Companies, jointly and severally, represent and warrant to Purchaser, except as set forth in the disclosure letter delivered to Purchaser on or prior to the date of this Agreement (the "PARENT DISCLOSURE LETTER") or as otherwise contemplated by this Agreement, as follows:

     Section 2.1. CORPORATE ORGANIZATION OF PARENT AND SELLERS. Parent has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland. Each of the Sellers has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization.

     Section 2.2. CORPORATE ORGANIZATION OF THE COMPANIES. Each of the Companies has been duly organized and is validly existing as a corporation or partnership, as applicable, in good standing (other than MEG) under the laws of its jurisdiction of organization and has the corporate or partnership power and authority, as applicable, to own and lease its properties and to conduct the Business as it is now being conducted. The copies of the Charter Documents of the Companies previously delivered by the Companies to Purchaser are true, correct and complete. Each of the Companies is duly licensed or qualified and in good standing as a foreign corporation or partnership, as applicable, in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where any failures to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 2.3. CAPITAL STOCK OF THE COMPANIES. The Shares constitute all the authorized, issued and outstanding shares of capital stock of the Companies. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in Section 2.3 of the Parent Disclosure Letter, the Interests constitute all of the authorized, issued and outstanding equity interests of MEG. Except as set forth in Section 2.3 of the Parent Disclosure Letter and except for the Shares and the Interests, there are outstanding (i) no shares of capital stock or other voting securities of the Companies, (ii) no securities of the Companies convertible into or exchangeable for shares of capital stock, equity interests or other voting securities of the Companies; (iii) no subscription rights, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from the Companies, and no obligation of the Companies to issue or sell, any shares of capital stock, equity interests or other voting securities or any securities of the Companies convertible into or exchangeable for such capital stock, equity interests or voting securities, and
(iv) no equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of or with respect to the Companies. The Sellers are and on the Closing Date (prior to the consummation of the transactions contemplated by this Agreement) will be the sole record and beneficial owner of the Shares and the Interests. Upon consummation of the transactions contemplated in this Agreement, Purchaser will acquire good and valid title to the Shares and the Interests, free and clear of all Liens, and the Shares will be fully paid and nonassessable.

     Section 2.4.  SUBSIDIARIES.

                 (a) Set forth on SECTION 2.4(a) of the Parent Disclosure Letter is a list of all Subsidiaries of the Companies. Each Subsidiary of the Companies has been duly formed and is validly existing (except as will be cured prior to Closing) under the laws of the jurisdiction of its formation and has the corporate, limited liability company, or partnership power and authority, as applicable, to own or lease its properties and to conduct its business as it is now being conducted. The Companies have made available to Purchaser copies of the Charter Documents of each Subsidiary of the Company, and such copies are true, correct and complete except as disclosed on Section 2.4(a) of the Parent Disclosure Letter. Each such Subsidiary is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require such Subsidiary to be so licensed or qualified, except where any failures to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (b) All of the issued and outstanding shares of each Subsidiary's capital stock or other equity securities are duly authorized, validly issued and outstanding, and with respect to corporate Subsidiaries are fully paid and nonassessable, and, except as set forth on Section 2.4(b) of the Parent Disclosure Letter, are owned of record and beneficially by the Companies free and clear of any Liens. Except for the shares of capital stock or other equity securities owned by the Companies and as set forth on Section 2.4 of the Parent Disclosure Letter, there are outstanding (i) no shares of capital stock or other equity or voting securities of any Subsidiary of the Companies, (ii) no securities of any Subsidiary of the Companies convertible into or exchangeable for shares of capital stock or other equity or voting securities of any Subsidiary of the Companies; (iii) no subscription rights, options, warrants, calls, commitments, preemptive rights (other than preemptive rights imposed solely by statute) or other rights of any kind to acquire from any Subsidiary of the Companies, and no obligation of any Subsidiary of the Companies to issue or sell, any shares of capital stock or other equity or voting securities or any securities of such Subsidiary convertible into or exchangeable for such capital stock or other equity or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of or with respect to any Subsidiary of the Companies. There are no outstanding obligations (contractual or otherwise) of the Companies or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or any other securities of the type described in clauses
(i)-(iv) of the preceding sentence. Notwithstanding the foregoing, the representations contained in this Section 2.4(b) shall not apply to Subsidiaries that are inactive, own no assets or are otherwise immaterial to the operation of the Business.

                 (c) Section 2.4(c) of the Parent Disclosure Letter sets forth each material partnership, joint venture or other arrangement (a "JOINT VENTURE") pursuant to which the Company or any of its Subsidiaries holds any equity interest (a "JOINT VENTURE INTEREST") in any Person that is not a Subsidiary of the Company. Each such Joint Venture Interest has been duly authorized and validly issued, and is owned of record and beneficially by the Companies and the Subsidiaries as set forth in Section 2.4(c) of the Parent Disclosure Letter, free and clear of all Liens.

     Section 2.5.  DUE AUTHORIZATION.

                 (a) Each of the Companies has the requisite corporate or partnership power and authority, as applicable, to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by each of the Companies and no other proceeding on its part is necessary to authorize this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of the Companies, and constitutes a legally valid and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Companies are a party upon being duly and validly executed and delivered by the Companies shall constitute a legally valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                 (b) Each of Parent and the Sellers has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Parent and the Sellers and no other proceeding on Parent's or the Sellers' part is necessary to authorize this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Parent and the Sellers, and constitutes a legally valid and binding obligation of Parent and the Sellers, enforceable against Parent and the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which Parent or the Sellers is a party upon being duly and validly executed by Parent or the Sellers shall constitute a legally valid and binding obligation of Parent and the Sellers, enforceable against Parent and the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     Section 2.6. NO CONFLICT. Except as set forth in Section 2.6 of the Parent Disclosure Letter, the execution and delivery of this Agreement and any Ancillary Agreement by Parent, the Sellers and the Companies, and the consummation of the transactions contemplated hereby and thereby by Parent, the Sellers and the Companies, does not and will not violate any provision of, or result in the breach of, or terminate any material rights or accelerate any material obligations of the Companies or their Subsidiaries under, or result in the creation of any Lien other than Permitted Liens on the assets or properties of the Companies or their Subsidiaries pursuant to, (i) the Charter Documents of Parent, the Sellers, the Companies or any Subsidiary of the Companies, (ii) any Contract required to be listed in Section 2.8 of the Parent Disclosure Letter, or (iii) subject to matters described in Section 2.20, any order, judgment, decree, law, rule or regulation of any Governmental Authority, except, in the case of items referenced in clauses (ii) and (iii), to the extent that the occurrence of any of the foregoing would not, either individually or in the aggregate reasonably be expected to, (x) have a Material Adverse Effect or (y) materially impair the ability of Parent, the Sellers and the Companies to perform their respective obligations under this Agreement.

     Section 2.7.  FINANCIAL STATEMENTS; BOOKS AND RECORDS; PROJECTIONS.

                 (a) The Company has heretofore delivered to Purchaser true and correct copies of:

                       (i) the unaudited combined and combining balance sheets of the Companies and their Subsidiaries as of December 31, 1998, and the related unaudited combined and combining statements of income and of cash flows for each of the fiscal years then ended (the "ANNUAL FINANCIAL STATEMENTS"); and

                       (ii) the unaudited combined and combining balance sheets of the Companies and their Subsidiaries as of March 31, 1999 and the related unaudited combined and combining statements of income and of cash flows for the period then ended (the "INTERIM FINANCIAL STATEMENTS").

                 (b)   The financial statements listed in paragraph (a) above:

                       (i) fairly present in all material respects the financial condition and the results of operations and changes in cash flow of the Companies and their Subsidiaries, on a combined and combining basis at the date of, and for the period referred to in, such financial statements, in accordance with GAAP (except for the absence of notes and as otherwise noted therein), subject to, in the case of the Interim Financial Statements, normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Companies and their Subsidiaries); and

                       (ii) reflect the application of GAAP consistent with past practices, except as disclosed in the notes to such financial statements or as otherwise indicated therein.

                 (c) The parties acknowledge that the financial statements listed in paragraph 2.7(a) have been prepared on a combined and combining basis and do not, among other things, make pro forma adjustments to reflect cost increases or savings, or other such effects that might have resulted from the operation of the Companies and their Subsidiaries as a single entity during the periods presented.

     Section 2.8.  CONTRACTS; NO DEFAULTS.

                 (a) SECTION 2.8 of the Parent Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xi) below to which the Companies or any of their Subsidiaries is a party other than (x) Contracts to be transferred with the Excluded Companies in connection with the Preliminary Transfers, (y) Contracts solely between the Companies and their Subsidiaries or among the Companies Subsidiaries and (z) Contracts between the Companies and their Subsidiaries on the one hand, and Parent or any of its Affiliates (other than the Companies and their Subsidiaries) on the other hand, which will be terminated on or prior to the Closing without any continuing obligation or liability of the Companies and their Subsidiaries. True, correct and complete copies of Contracts referred to in clauses (i) through (xi) below have been delivered to or made available to Purchaser.

                       (i) each Contract involving performance of services or delivery of goods or materials by the Companies or any of their Subsidiaries of an amount or value in excess of $6,000,000 and with a term of 12 months or greater;

                       (ii) each Contract involving performance of services or delivery of goods or materials to the Companies or any of their Subsidiaries of an amount or value in excess of $6,000,000 and with a term of 12 months or greater;

                       (iii) each note, debenture or other Contract reflecting any Financing Obligation other than the Existing Capitalized Leases, including any Contract for future loans, credit or financing, entered into by the Companies or any of their Subsidiaries, either as lender or borrower which Financing Obligations is in excess of $1,000,000;

                       (iv) each material lease, sub-lease or rental agreement pursuant to which the Company leases real property as lessee;

                       (v) each material licensing agreement or other material Contract with respect to patents, trademarks, copyrights, or other Intellectual Property or Licensed IP Rights;

                       (vi) each collective bargaining agreement or other Contract with any labor union or other labor organization relating to wages, hours and other conditions of employment in effect as of the date hereof;

                       (vii) each material joint venture agreement, partnership agreement, or limited liability company agreement or other Contract (however named) involving a sharing of any material profits, losses, costs or liabilities by the Companies or any of their Subsidiaries with any other Person;

                       (viii) each Contract that commits capital expenditures after the date hereof in an amount in excess of $500,000 (other than commitments reflected in the Company Capital Plan);

                       (ix) any material written warranty, guaranty or other similar Contract with respect to contractual performance extended by the Companies or any of their Subsidiaries other than in the ordinary course of business;

                       (x) any Contract containing covenants which purport to materially restrict the Companies or any of their Subsidiaries from engaging in the Business; and

                       (xi) any employment, change of control, severance, settlement, conciliation or similar Contract with respect to any Personnel and which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

                 (b) Except as set forth on Section 2.8(b) of the Parent Disclosure Letter, each of the Contracts listed on SECTION 2.8 is in full force and effect, and neither the Companies nor any of their Subsidiaries (or, to the Knowledge of the Companies, any other party thereto) is in material breach or violation of, or material default under such Contracts. No condition exists or event has occurred which, with notice or lapse of time or both, would be reasonably likely to constitute a breach or violation of, or a default by the Companies or any of their Subsidiaries under, such Contracts by the Companies or any of their Subsidiaries, or, to the Knowledge of the Companies, any other party thereto except for such breaches or defaults which would not reasonably be expected to have a Material Adverse Effect.

     Section 2.9. UNDISCLOSED LIABILITIES. Other than (a) environmental liabilities, which are the subject of Section 2.18, (b) liabilities or Actions which are the subject of Section 2.12 and (c) severance and retention liabilities which are the subject of Article 6, neither the Companies nor any of their Subsidiaries has any material liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities and obligations (i) reflected or reserved for on the Reference Balance Sheet or disclosed in the notes thereto, (ii) that have arisen since the date of the Reference Balance Sheet in the ordinary course of the operation of business, and consistent with past practice of the Companies and their Subsidiaries, which would not, either individually or in the aggregate, have a Material Adverse Effect or (iii) that are disclosed on Section 2.9 of the Parent Disclosure Letter.

     Section 2.10. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except with respect to the Preliminary Transfers and except as expressly contemplated by this Agreement or as set forth in Section 2.10 of the Parent Disclosure Letter, from December 31, 1998 to the date of this Agreement, there has not been any:

                 (a) change which would reasonably be expected to have a Material Adverse Effect;

                 (b) acquisition of any material assets of the Companies or their Subsidiaries (or any interest therein), except purchases of inventory, furnishings, equipment and other goods in the ordinary course of business and except for purchases pursuant to and in accordance with the Company Capital Plan;

                 (c) issuance or acquisition, directly or indirectly, by redemption or otherwise, of any shares of capital stock or other equity securities of the Companies or any of their Subsidiaries;

                 (d) except in the ordinary course of business and consistent with past practices (i) increase in the compensation payable or to become payable by the Companies or their Subsidiaries to any of their respective officers or employees whose total compensation benefits and other payments for services rendered to the Companies or their Subsidiaries is currently at an annual rate of more than $200,000 (collectively, "PERSONNEL") or (ii) material bonus (other than retention bonuses which are the responsibility of Sellers), incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel;

                 (e) sale, lease, license, mortgage, encumbrance, Lien or other disposition of any material assets or properties of the Companies or their Subsidiaries, except for disposal and replacement of obsolete equipment in the ordinary course of business consistent with past practice;

                 (f) except in the ordinary course of business, cancellation of any material indebtedness or waiver of any material claims or rights of the Companies or any of their Subsidiaries;

                 (g) commitments for capital expenditures involving payments in excess of $1,000,000 individually (except for commitments pursuant to and in accordance with the Company Capital Plan);

                 (h) material change in accounting methods or practices by the Company or its Subsidiaries; or

                 (i) damage, destruction or loss (whether or not covered by insurance) of any material assets of the Companies and their Subsidiaries.

     Section 2.11. INTELLECTUAL PROPERTY. SECTION 2.11 of the Parent Disclosure Letter lists (i) each material patent, registered trademark, service mark or trade name or registered copyright and applications for any of the foregoing (collectively, "INTELLECTUAL PROPERTY") owned by the Companies and their Subsidiaries for use in connection with the Business and (ii) each agreement pursuant to which a material patent, trademark, service mark, trade name or copyright used or held for use in connection with the Business is licensed from others ("LICENSED IP RIGHTS").

Except as set forth on SECTION 2.11 of the Parent Disclosure Letter , (i) the Companies and their Subsidiaries own each such item of Intellectual Property free and clear of any Liens, except for Permitted Liens, and have the right to use such Intellectual Property in connection with the Business as currently conducted, (ii) within the last three years there has been no claim of infringement made, or to the Knowledge of the Companies, threatened against the Companies or any of their Subsidiaries relating to any item of Intellectual Property or Licensed IP Rights which would reasonably be expected to have a Material Adverse Effect, (iii) to the Knowledge of the Companies, no third party has interfered with, infringed upon, misappropriated, or violated in any material respect any Intellectual Property or Licensed IP Rights which would reasonably be expected to have a Material Adverse Effect, and (iv) the Companies and their Subsidiaries have valid rights to use the Licensed IP Rights pursuant to Contracts which have been disclosed and made available to Purchaser.

     Section 2.12.  LITIGATION AND PROCEEDINGS.  Except as set forth on
SECTION 2.12 of the Parent Disclosure Letter, there are no Actions, or to the Knowledge of the Companies, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the Knowledge of the Companies, threatened, against the Companies or any of their Subsidiaries
(a) which would reasonably be expected to have a material adverse effect on the ability of Parent, Seller or the Companies to enter into and perform their obligations under this Agreement or have a Material Adverse Effect or (b) as of the date hereof, in which the reasonable likelihood for recovery of damages against the Companies and their Subsidiaries is in excess of $1,000,000 in any individual case. Except as set forth on SECTION 2.12 of the Parent Disclosure Letter, there is no unsatisfied judgment, order or decree (a) which would reasonably be expected to have a material adverse effect on the ability of the Companies to enter into and perform their obligations under this Agreement or have a Material Adverse Effect or (b) as of the date hereof requiring payment in excess of $1,000,000 or any open injunction binding upon the Companies or any of their Subsidiaries.

     Section 2.13.  EMPLOYEE BENEFIT PLANS.

                 (a) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. Section 2.13(a) of the Parent Disclosure Letter contains a complete list of Employee Plans other than Plans maintained by Foreign Subsidiaries and all material Plans maintained by Foreign Subsidiaries which cover or have covered within the last 5 years current or former employees, directors, officers or consultants of the Companies or any of their Subsidiaries (with respect to their relationship with such entities). Except as set forth in
Section 2.13(a) of the Parent Disclosure Letter, true and complete copies of each of the following documents have been made available by the Company to
Purchaser: (i) each material Welfare Plan and Pension Plan (and, if applicable, related trust agreements) which covers current or former employees, directors, officers or consultants of the Companies or any of their Subsidiaries (with respect to their relationship with such entities) and all amendments thereto, all summary plan descriptions thereof which have been distributed to the participants therein and all annuity contracts or other funding instruments and
(ii) each material Benefit Arrangement which covers current or former employees, directors, officers or consultants of the Companies or any of their

Subsidiaries (with respect to their relationship with such entities) including summary plan descriptions thereof which have been distributed to the participants therein.

                 (b)   REPRESENTATIONS.

                       (i)     PENSION PLANS

                               (A) Except as set forth on Section 2.13(a) of the Parent Disclosure Letter, neither the Companies nor any of their Subsidiaries currently maintains a Pension Plan. Except as set forth on Section 2.13(b)(i)(A) of the Parent Disclosure Letter, none of the Companies or any of their Subsidiaries has any direct or indirect liability, contingent or otherwise, now or previously in existence with respect to any Pension Plan maintained by the Companies, any of their Subsidiaries, or any ERISA Affiliate that is subject to Title IV of ERISA which has not been satisfied.

                               (B) The Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan (the "PARENT SAVINGS PLAN") and its related trust agreement, annuity contract or other funding instrument are qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and have been so qualified during the period from their adoption to date.

                               (C) Each Employee Plan that covers current or former employees, directors, officers or consultants of any Foreign Subsidiary (with respect to their relationship with such entity) has been maintained in substantial compliance with its terms and with the requirements prescribed by all applicable statutes, orders, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such Plans where each such Plan was intended to have such tax status) and has been maintained in good standing with applicable regulatory authorities. Neither the Companies nor any Subsidiary thereof has any direct or indirect liability, contingent or otherwise, for unpaid contributions with respect to any such Plan or an employee benefit plan of any foreign government.

                       (ii)    MULTIEMPLOYER PLANS

                               (A)   Neither the Company nor any ERISA
          Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Company or any of its Subsidiaries. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                               (B) All contributions required to be made by the Company or any ERISA Affiliate to each Multiemployer Plan have been made when due.

                               (C)   Neither the Companies nor any of their
          Subsidiaries has any direct or indirect liability, contingent or otherwise, with respect to any Multiemployer Plan to which the Companies or any ERISA Affiliate have contributed or been obligated to contribute.

                               (D) To the Knowledge of the Companies: (1) no Multiemployer Plan has been terminated or has been in reorganization under ERISA; (2) no proceeding has been initiated by any person (including the PBGC) to terminate any Multiemployer Plan; (3) a "mass withdrawal", as defined in PBGC Reg. Section 2640.7, with respect to any Multiemployer Plan has not occurred; and (4) the Companies and the ERISA Affiliates do not expect to withdraw in a "complete withdrawal" or "partial withdrawal" from any Multiemployer Plan.

                       (iii)   WELFARE PLANS

                               (A)   Each Welfare Plan maintained or
          contributed to by the Companies or any of their Subsidiaries (with respect to their relationship with such entities) has been maintained in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                               (B)   Except as set forth on Section
          2.13(b)(iii) of the Parent Disclosure Letter none of the Companies, any of their Subsidiaries or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Companies or any of their Subsidiaries pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Companies or any of their Subsidiaries from amending or terminating any such benefit plan or Welfare Plan.

                               (C)   There are no dependent care spending
          accounts or flexible spending accounts maintained by the Companies or any Subsidiaries thereof or covering any Employees in either case for which Purchaser will be responsible following the Closing Date.

                       (iv) BENEFIT ARRANGEMENTS. Each Benefit Arrangement which covers current or former employees, directors, officers or consultants of the Company or any of their Subsidiaries (with respect to their relationship with such entities) has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code. Except as set forth in Section

     2.13(b)(iv) of the Parent Disclosure Letter, and except as provided by law, or pursuant to any collective bargaining agreement or other Contract with any labor union or other labor organization the employment of all persons presently employed or retained by the Companies or any of their Subsidiaries is terminable at will.

                       (v) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. Neither the Companies, any of their Subsidiaries nor any plan fiduciary of any Welfare Plan or Pension Plan which covers current or former employees, directors, officers or consultants of the Companies or any ERISA Affiliate, has been assessed any material civil penalty under Section 502(l) of ERISA which has not been satisfied. To the Knowledge of the Company, none of the Companies, any of their Subsidiaries, nor any Plan fiduciary of any Welfare Plan or Pension Plan which covers current or former employees, directors, officers or consultants of the Company or any ERISA Affiliate has (A) engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or (B) otherwise violated the provisions of
     Part 4 of Title I, Subtitle B of ERISA which, in either case, could reasonably be expected to lead to any material direct or indirect liability of the Companies or any of their Subsidiaries. Neither the Company nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan (or other employee benefit plan subject to ERISA).

                       (vi) LITIGATION. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan (other than routine claims for benefits) that is pending or, to the Knowledge of the Companies, threatened or anticipated under which the Companies or any of their Subsidiaries could have liability which would reasonably be expected to have a Material Adverse Effect.

                       (vii) NO AMENDMENTS. Except as required by law, neither the Companies, Sellers, Parent nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover current or former employees, directors, officers or consultants of the Companies or any of their Subsidiaries (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan which covers or has covered current or former employees, directors, officers or consultants of the Companies or any of their Subsidiaries (with respect to their relationship with such entities).

                       (viii) NO ACCELERATION OR CREATION OF RIGHTS. Except as provided in Section 2.13(b)(viii) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement by Parent, Sellers and the Companies nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

     Section 2.14. LABOR RELATIONS. Except as set forth in Section 2.14 of the Parent Disclosure Letter, during the past year, there has not been (a) any material strike, slowdown or organized work stoppage by any of the employees of the Company or any of its Subsidiaries, (b) to the Knowledge of the Companies, any application for certification of a collective bargaining representative or other effort to organize any such employees for the purpose of forming or joining a union, or (c) any material lockout of any employees by the Company or any of its Subsidiaries.

     Section 2.15. LEGAL COMPLIANCE. Except with respect to matters set forth on SECTION 2.15, of the Parent Disclosure Letter and compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.18), each of the Companies and its Subsidiaries is in compliance with all laws (including rules, ordinances and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto, including, without limitation, applicable Gaming Laws and Governmental Permits, except to the extent that any such noncompliance would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 2.16. PERSONAL PROPERTY. Except as disclosed in SECTION 2.16, of the Parent Disclosure Letter the Companies and their Subsidiaries own, lease or otherwise have the legal right to use all material tangible personal property reflected in the Reference Balance Sheet or acquired in the ordinary course of business since the date of the Reference Balance Sheet which would have been required to be reflected on such Reference Balance Sheet if acquired on or prior to such date, other than tangible personal property disposed of in the ordinary course of business since such date (the "TANGIBLE PERSONAL PROPERTY"). The Companies and their Subsidiaries have good title to or, in the case of leased or subleased Tangible Personal Property, valid and subsisting leasehold interests in, all of the Tangible Personal Property, free and clear of all Liens, except Permitted Liens. The Companies and their Subsidiaries have caused the Tangible Personal Property when considered in the aggregate to be maintained in accordance with good business practice, and the material Tangible Personal Property when considered in the aggregate is in satisfactory operating condition ordinary wear and tear excepted.

     Section 2.17.  REAL PROPERTY.

                 (a) SECTION 2.17 of the Parent Disclosure Letter identifies all Owned Real Property and Leased Real Property. The Companies and their Subsidiaries have good, valid and marketable fee simple title to the Owned Real Property, and valid leasehold interests in the Leased Real Property, free and clear of all Liens, except: (i) as disclosed on Section 2.17 of the Parent Disclosure Letter and (ii) for Permitted Liens.

                 (b) The Companies and their Subsidiaries enjoy peaceful and undisturbed possession of all Leased Real Property. Except as disclosed on
Section 2.17 of the

Parent Disclosure Letter, to the Knowledge of the Companies, no material default exist with respect to any Leased Real Property.

                 (c) Except as provided in Section 2.17 of the Parent Disclosure Letter: (i) every certificate, permit or license from any Governmental Authority having jurisdiction over any of the Owned Real Property and Leased Real Property and any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Owned Real Property or Leased Real Property or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Owned Real Property or Leased Real Property has been obtained and is in full force and effect, and there is no pending threat of modification or cancellation of any of same, except in each case for deviations from the foregoing set forth in this clause
(i) which would not reasonably be expected to materially impair the continued use of such Owned Real Property or Leased Real Property for the use currently being made thereof; (ii) there are no material structural defects relating to any Owned Real Property or Leased Real Property that would materially impair the continued use of such Owned Real Property or Leased Real Property for the use currently being made thereof; (iii) there are no Owned Real Property building systems that are not in working order so as to materially impair the continued use of such Owned Real Property or Leased Real Property for the use currently being made thereof; or (iv) no physical damage has occurred to any Owned Real Property that would have a material adverse effect on the continued use of such Owned Real Property or Leased Real Property for the use currently being made thereof for which there is no insurance in effect covering the full cost (subject to retention amounts) of the restoration.

                 (d) The Owned Real Property and Leased Real Property is sufficiently supplied with utilities and other services as necessary for the operation of such facilities as currently operated including, without limitation, adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities, all of which run through public rights-of-way or perpetual private easements, requiring minimal payments, if any (except for deviations from the foregoing that would not materially impair the continued use of such Owned Real Property or Leased Real Property).

                 (e) None of Parent, Sellers, the Companies or any of their Subsidiaries has received notice of any material special assessment relating to any Owned Real Property or Leased Real Property or any portion thereof, and neither Parent, Seller nor any Company has knowledge of any pending or threatened material special assessment.

                 (f) There are no outstanding options or rights of first refusal to purchase all or a portion the Owned Real Property or Leased Real Property except as disclosed on Section 2.17 of the Parent Disclosure Letter.

                 (g) Except the set forth on SECTION 2.17 of the Parent Disclosure Letter or reflected in the Company Capital Plan, there is no material construction at any of the Owned Real Property or Leased Real Property. No building or improvement, or the operation or maintenance thereof, violates in any way any restrictive covenant, or encroaches on any property owned by others that would have a material adverse effect on the continued use of such Owned Real Property or Leased Real Property for the use currently being made thereof.

                 (h) Prior to the date hereof, to the Knowledge of the Companies, the Companies have delivered to Purchaser true and correct copies of all title reports, title policies and surveys currently in Parent's, each Seller's and each Company's possession for each respective parcel of Owned Real Property or Leased Real Property.

     Section 2.18. ENVIRONMENTAL MATTERS. Except as set forth in Section 2.18 of the Parent Disclosure Letter:

                 (a) For purposes of this Section 2.18 and the defined terms used herein, the term "COMPANIES" shall include (i) the Companies and (ii) any Subsidiaries of the Companies.

                 (b) Each of the Companies: (i) is, and at all times during the preceding three years has been, in compliance in all respects with all applicable Environmental Laws; (ii) holds, and at all times during the preceding three years has held, all material Environmental Permits (each of which is in full force and effect) required for any current or intended operations or for any Facility; (iii) is, and at all times during the preceding three years has been, in compliance in all material respects with all of their Environmental Permits; and (iv) has not received any written correspondence indicating that any of their material Environmental Permits will not be renewed effective prior to the expiration of such Environmental Permit currently in effect, except, in each case for such noncompliances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (c) None of the Companies have received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any environmental matter which liability arising therefrom would reasonably be expected to have a Material Adverse Effect.

                 (d) Except with respect to such matters as have been fully and finally resolved and as to which there are no remaining obligations known or reasonably anticipated, none of the Companies have entered into or agreed to any consent decree, order, memorandum or settlement or other Contract, nor is any of the Companies subject to any judgment, decree, order, memorandum or settlement or other Contract, in any judicial, administrative, arbitral, or other forum, relating to any non-compliance with or liability under any Environmental Law which would reasonably be expected to have a Material Adverse Effect.

                 (e) No Hazardous Materials (i) are located on, at, in, under or about any Facility or (ii) have been disposed of, or Released, to, from or at any Facility which would be reasonably likely to have a Material Adverse Effect.

                 (f) The Companies have not assumed or retained, by contract or operation of law in connection with the sale or transfer of any assets or business, any liabilities arising from or associated with or otherwise in connection with such assets or business under any applicable Environmental Law which would be reasonably likely to have a Material Adverse Effect.

                 (g) To the Knowledge of the Companies, true, complete and correct copies of all material written environmental reports, audits, investigations or assessments which have been conducted within the last five years and which are in the possession of Parent, any Seller or any Company in respect of any owned or leased Facility, by any attorney, environmental consultant, engineer or other third party engaged for such purpose, have been made available to Purchaser.

     Section 2.19.  TAXES.

                 (a) FILING OF TAX RETURNS. All material Tax Returns required to be filed by any Taxpayer on or prior to the date hereof have been properly completed and filed on a timely basis and in correct form or appropriate extensions have been timely requested or granted.

                 (b) PAYMENT OF TAXES. With respect to all material Taxes imposed on any Taxpayer, or for which any Taxpayer is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), relating to taxable periods or portions of periods ending on or before the Closing Date, all such amounts required to be paid to taxing authorities or others on or before the date hereof have been paid or adequately reserved for on the Reference Balance Sheet.

                 (c)   AUDIT HISTORY.  Except as set forth on SECTION 2.19 or
SECTION 2.12 of the Parent Disclosure Letter, no material issues have been raised (and are currently pending) by any taxing authority in connection with any Tax Return of any Taxpayer. Except as set forth on SECTION 2.19 the Parent Disclosure Letter, no waivers of statutes of limitation with respect to any such Tax Returns have been given by the applicable Taxpayer that have not expired or been revoked and no waivers of statute of limitations have been requested from the applicable Taxpayer. SECTION 2.19 of the Parent Disclosure Letter also sets forth (i) the taxable years of each Company and each Subsidiary (other than Subsidiaries that are inactive, own no assets, and are otherwise immaterial to the operation of the Business) as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Tax Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are being contested and an adequate reserve therefor has been established.

                 (d) LIENS. There are no Liens for Taxes (other than for current Taxes not yet due and payable and Taxes being contested pursuant to appropriate proceedings for which adequate reserves have been established) on any of the assets of the Companies or any of their Subsidiaries.

                 (e) SAFE HARBOR LEASE PROPERTY. None of the assets of the Companies or any of their Subsidiaries is property required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                 (f) TAX-EXEMPT USE PROPERTY. None of the assets of the Companies or any of their Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (g) FOREIGN PERSON. Parent is not, and other than ITT Canada, no Seller is a person other than a United States person within the meaning of the Code.

                 (h) NO WITHHOLDING. MEG does not own any asset which is a "United States real property interest" within the meaning of Section 897(c) of the Code.

                 (i)   PERMANENT ESTABLISHMENT.  Except as set forth on SECTION
2.19 of the Parent Disclosure Letter, none of the Companies nor any of their Subsidiaries has a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                 (j) EXISTING PARTNERSHIPS AND LIMITED LIABILITY COMPANIES. With respect to each Company that is not a corporation, and each Subsidiary of each Company that is not a corporation, (i) each such entity has at all times during its existence claimed classification as a partnership, and not as an association or publicly traded partnership taxable as a corporation for federal and applicable state income tax purposes, and (ii) no such entity nor any member of such entity was notified in writing by any Taxing authority on or before May 8, 1996 that the classification of such entity as a partnership was under examination.

                 (k) PRIVATE LETTER RULINGS. There are no private letter rulings in respect of any Tax pending between any Taxpayer and any taxing authority.

                 (l) TAX ELECTIONS. All material elections with respect to federal Taxes affecting the Companies and their Subsidiaries made on or after January 1, 1996 are set forth in SECTION 2.19 of the Parent Disclosure Letter.

                 (m) SECTION 341(f) CONSENT. None of the Companies nor any of their Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by it.

                 (n)   ADJUSTMENTS UNDER SECTION 481.  Except as set forth on
Section 2.19 of the Parent Disclosure Letter, none of the Companies nor any of their Subsidiaries has agreed to make nor is any such entity required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                 (o) INTERNATIONAL BOYCOTT. None of the Companies nor any of their Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

                 (p) SECTION 338(h)(10) QUALIFICATION. Parent is presently eligible to make an election under Section 338(h)(10) of the Code with respect to Tunica and each Subsidiary of Tunica that is a corporation.

     Section 2.20. GOVERNMENTAL AUTHORITIES: CONSENTS. Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, no material consent, approval or authorization of, or material designation, declaration or filing with, any Governmental Authority is required under applicable laws on the part of Parent or any Seller with respect to Parent's or the Sellers' execution or delivery of this Agreement or consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the approval of Governmental Authorities under any Gaming Laws and (iii) as otherwise disclosed in Section 2.20 of the Parent Disclosure Letter.

     Section 2.21.  LICENSES, PERMITS AND AUTHORIZATIONS.

                 (a) All licenses, approvals, consents, franchises, authorizations, and other permits of, or with, any Governmental Authority, whether foreign, federal, state or local, which are held by either the Company or any of its Subsidiaries, including all material authorizations under Environmental Laws and Gaming Laws ("GOVERNMENTAL PERMITS") are valid and in full force and effect and there are no proceedings pending or, to the Knowledge of the Companies, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Governmental Permits constitute all of the material licenses, franchises and other permits necessary to permit the Company or any of its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted.

                 (b) Except as set forth on SECTION 2.21 of the Parent Disclosure Letter, and except to the extent that any deviations from the following would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

                       (i) none of the Companies or any of their Subsidiaries has received, at any time during the past three years, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Permit;

                       (ii) all applications required to have been filed for the renewal of the Governmental Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Governmental Permit have been duly made on a timely basis with the appropriate Governmental Authority.

     Section 2.22. INSURANCE. The activities and properties of the Companies and their Subsidiaries are covered by valid and currently effective insurance policies or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses similar to that of the Companies and their Subsidiaries.

     Section 2.23. BROKERS' FEES. Except as set forth in Section 2.23 of the Parent Disclosure Letter (which fee constitutes a Retained Liability), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent, Sellers, the Companies or any of their respective Affiliates.

     Section 2.24.  AFFILIATE TRANSACTIONS.  Except (i) as set forth in Section
2.24 of the Parent Disclosure Letter, (ii) for intercompany accounts that will be eliminated at Closing and (iii) for payments under an individual's compensation arrangements and similar arrangements entered into in the ordinary course of business with the Companies or any of their Subsidiaries, none of Parent, the Sellers, their respective Affiliates or any officers or directors of any of the foregoing or any members of their families (collectively, "AFFILIATED PARTIES") is a party to any material agreement, understanding, indebtedness or proposed transaction with the Company or any of its Subsidiaries.

     Section 2.25. YEAR 2000 COMPATIBILITY. The Companies have reviewed their consolidated operations to evaluate the extent to which the Companies will be affected by the Year 2000 Problem. The Companies do not anticipate incurring operating expenses or costs in connection with the actions that the Companies currently believe are necessary to address the Year 2000 Problem with respect to the Company and their Subsidiaries which would reasonably be expected to have a Material Adverse Effect. As a result of the aforementioned review, the Companies do not believe, that the Year 2000 Problem will have a Material Adverse Effect. The "YEAR 2000 PROBLEM" as used herein means any risk that computer hardware or software used by the Companies and their Subsidiaries in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will be incapable of recognizing or processing characters representing dates on or after January 1, 2000.

     Section 2.26. ASSETS; BUSINESS ACTIVITIES. The assets of the Companies and their Subsidiaries constitute all of the material properties, assets and rights of Parent and its Affiliates used primarily in the conduct of the Business.

     Section 2.27. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, none of Parent, Sellers, the Companies nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Sellers or otherwise in respect of the Parent, Sellers, the Companies and their Subsidiaries and the Business. Each of Parent and Sellers acknowledge it is not relying on any representation or warranty of Purchaser except as set forth in this Agreement and the Ancillary Agreements or of any other Person.

                                      ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Parent, Sellers and the Companies as follows:

     Section 3.1. CORPORATE ORGANIZATION OF PURCHASER. Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     Section 3.2. DUE AUTHORIZATION. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Purchaser and no other proceeding on its part is necessary to authorize this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which Purchaser is a party upon being duly and validly executed and delivered by Purchaser shall constitute a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     Section 3.3. NO CONFLICT. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by Purchaser, and the consummation of the transactions contemplated hereby and thereby by Purchaser, does not and will not violate any provision of, or result in the breach of, any (i) Charter Documents of Purchaser, (ii) any material agreement, indenture or other instrument to which Purchaser or its Affiliates is a party or by which Purchaser or its Affiliates may be bound, or (iii) any order, judgment, decree, law, rule or regulation of any Governmental Authority, except, in the case of items referenced in clauses (ii) and (iii), to the extent that the occurrence of any of the foregoing would not, either individually or in the aggregate, materially interfere with the ability of Purchaser to perform its obligations under this Agreement.

     Section 3.4. LITIGATION AND PROCEEDINGS. There are no Actions or, to the knowledge of Purchaser, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its

Affiliates which, if determined adversely, would reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any injunction binding upon Purchaser or any of its Affiliates which would reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

     Section 3.5. GOVERNMENTAL AUTHORITIES: CONSENTS. Assuming the truth and completeness of the representations and warranties of Parent, Seller and the Companies contained in this Agreement, no material consent, approval or authorization of, or material designation, declaration or filing with, any Governmental Authority is required under applicable laws on the part of Purchaser with respect to Purchaser's execution or delivery of this Agreement or consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the approval of Governmental Authorities under any Gaming Laws and (iii) as otherwise disclosed in Section 3.5 of the Parent Disclosure Letter.

     Section 3.6. BROKERS' FEES. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its Affiliates.

     Section 3.7. FINANCIAL CAPABILITY. Purchaser will have at the Closing sufficient funds to pay the Purchase Price (and any post-closing adjustments thereto) and all other amounts payable by the Purchaser at Closing and to perform its obligations hereunder following the Closing.

     Section 3.8. SECURITIES ACT. Purchaser is acquiring the Shares and the Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares and the Interests are not registered under any securities laws and that such Shares and the Interests may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.

     Section 3.9. INVESTIGATION BY PURCHASER; CERTAIN FINANCIAL INFORMATION; NO OTHER REPRESENTATIONS OR WARRANTIES.

                 (a) As part of its own investigation and evaluation of the Companies and their Subsidiaries and the Business, Purchaser has received or has reviewed operating, business and financial information including financial statements, forecasts, projections and other oral or written information and materials with respect to the Companies and their Subsidiaries and the Business made available by Parent or its representatives. There are assumptions and uncertainties inherent in projections and forecasts for the Companies and their Subsidiaries and the Business and Purchaser acknowledges that it is familiar with such assumptions and uncertainties. Purchaser has made its own evaluation of such financial information and acknowledges that neither Parent nor any other Person is making any representations or warranties with respect to such operating, business or financial information except for the specific representations and warranties set forth in this Agreement and the Ancillary Agreements.

                 (b) Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of the Purchaser. Purchaser acknowledges that it is not relying on any representation or warranty of Parent, Sellers, the Companies or of any other Person except as set forth in this Agreement and the Ancillary Agreements.

                                      ARTICLE 4.

              COVENANTS AND AGREEMENTS OF PARENT, SELLER AND THE COMPANY

     Section 4.1.  CONDUCT OF BUSINESS.

                 (a) From the date hereof through the Closing except as (i) contemplated by this Agreement (including the Preliminary Transfers), or (ii) required by applicable law or any Contract described in Section 2.8 of the Parent Disclosure Letter or Employee Plan, or (iii) with the consent of the Purchaser (which shall not be unreasonably withheld or delayed), the Companies shall, and Parent and Sellers shall cause the Companies and each of their Subsidiaries to:

                       (i) operate the business of the Companies and each of their Subsidiaries in the ordinary course, consistent with past practice;

                       (ii) use their respective reasonable efforts to preserve intact the business organization of the Companies and their Subsidiaries, keep available to the Companies and their Subsidiaries the services of the current officers, employees and agents of the Companies and their Subsidiaries and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, and others having business relationships with the Companies or any of their Subsidiaries; and

                       (iii) maintain property level cash and inventories in amounts consistent with past practice.

                 (b) Without limiting the generality of Section 4.1(a), prior to the Closing, except as (i) contemplated by this Agreement (including the Preliminary Transfers), (ii) required by applicable law or any Contract described in Section 2.8 of the Parent Disclosure Letter or Employee Plan, or
(iii) with the consent of Purchaser (which shall not be unreasonably withheld or delayed), the Companies shall not, and Parent and Sellers shall cause each of the Companies and each of their Subsidiaries not to:

                       (i) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting or equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting or equity securities or convertible securities;

                       (ii)    amend its Charter Documents;

                       (iii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (B) any other material assets, except purchases of inventory, furnishings, equipment and other goods in the ordinary course of business consistent with past practice or in accordance with the Company Capital Plan;

                       (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien other than Permitted Liens or otherwise dispose of any material assets, except for disposal and replacement of obsolete equipment in the ordinary course of business consistent with past practice;

                       (v) make any material loans or advances (including, without limitation, furnishing any "markers") or capital contributions to, or investments in, any other Person other than (X) loans, advances or capital contributions to the Companies or any direct or indirect wholly-owned Subsidiary of any of the Companies or to any of the joint ventures in which the Companies or their Subsidiaries holds an interest to the extent such funding is reasonably required by such joint ventures, (Y) advances to employees or suppliers in the ordinary course of business consistent with past practice and (Z) extensions of credit to customers in the ordinary course of business and consistent with past practice;

                       (vi) except as required to comply with applicable laws or any Employee Plan or any Contract, (A) adopt, enter into or terminate, any material Employee Plan for the benefit or welfare of any director, officer or current or former employee, (B) materially increase in any manner the compensation or fringe benefits of, or pay any bonus to, any Personnel (except for normal increases or bonuses as contractually required pursuant to agreements disclosed on Section 2.8 of the Parent Disclosure Letter or payments under the Caesars Bonus Retention Program or other such retention programs for which Sellers are fully responsible or in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a significant increase in benefits or compensation expenses to such Personnel of the Company and its Subsidiaries relative to the level in effect prior to such action), (C) except for payments or awards in cash permitted by clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Plans or agreements or awards made thereunder) or (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan other than in the ordinary course of business consistent with past practice;

                       (vii) except in the ordinary course of business consistent with past practices, materially and adversely modify, amend or terminate any Contract set forth on Section 2.8 of the Parent Disclosure Letter or waive, release or assign any material rights or claims thereunder;

                       (viii) conduct its business in a manner or take, or cause to be taken, any other action that would reasonably be expected to prevent or materially delay Parent, Sellers, the Companies or Purchaser from consummating the transactions contemplated hereby;

                       (ix) except as required to comply with applicable laws or any Contract, enter into any Contract that would be required to be disclosed on Section 2.8 of the Parent Disclosure Letter or that is a significant real property lease or supply agreement which continues in effect for a period of more than 18 months (including, without limitation, any agreement relating to Forum III or Forum IV);

                       (x) authorize any of, or commit or agree to take any of, the foregoing actions.

     Section 4.2. INSPECTION. Parent, Sellers and the Companies shall afford to Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours and upon advance notice, to the properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Companies and their Subsidiaries, and shall furnish such representatives with all such existing financial and operating data and other information concerning the affairs of the Companies and their Subsidiaries as they may reasonably request.

     Section 4.3. HSR ACT. Subject to and in furtherance of Section 6.1, in connection with the transactions contemplated by this Agreement, Parent, Seller and the Company (and, to the extent required, their Affiliates) shall comply promptly with the notification and reporting requirements of the HSR Act and use their reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Parent, Seller and the Company shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

     Section 4.4. NO SOLICITATIONS. Neither Parent, Sellers nor the Companies will, directly or indirectly, (a) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements with a third party relating to (i) the sale or exchange of the Companies, or any of their Subsidiaries' capital stock, (ii) the merger of the Companies or any of their Subsidiaries with, or the direct or indirect disposition of any material assets of the Companies and their Subsidiaries or any portion of the Business to, any Person other than Purchaser or its Affiliates or (b) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. Parent, Sellers and the Companies agree to terminate any current discussions and negotiations with any party other than Purchaser with respect to any transaction of the kind described in clauses (a)
(i) through (a) (ii) of the preceding sentence (a "PROPOSED ACQUISITION TRANSACTION").

     Section 4.5. NOTIFICATION. Between the date of this Agreement and the Closing Date, Parent, Sellers and the Companies will promptly notify Purchaser in writing if Parent, Sellers, the Companies or any of their respective Subsidiaries becomes aware of any fact or condition that they believe causes or constitutes a breach of any of the representations and warranties of Parent,

Sellers and the Companies as of the date of this Agreement, or if Parent, Sellers, the Companies or any of their respective Subsidiaries becomes aware of the occurrence after the date of this Agreement of any fact or condition that they believe would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, unless in each case such breach of representation and warranty is reasonably expected by Parent, Sellers and the Companies to be cured prior to Closing. Any claim for a breach of covenant set forth in the previous sentence shall be made only for the incremental Losses due to the failure to comply with such covenant (and not for Losses due to the breach of the underlying representation and warranty). During the same period, Parent, Sellers and the Companies will promptly notify Purchaser of the occurrence of any breach of any covenant of Parent, Sellers or the Companies in this Article 4 or of the occurrence of any event that they believe may make the satisfaction of the conditions in Article 7 impossible or unlikely.

     Section 4.6.  CERTAIN TAX MATTERS.

                 (a) TERMINATION OF EXISTING TAX-SHARING AGREEMENTS. All tax-sharing agreements or similar agreements with respect to or involving any Company or any of the Subsidiaries shall be terminated prior to the Closing Date, and, from and after the Closing Date, no such entity shall be bound thereby or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

                 (b) NONFOREIGN AFFIDAVIT. As a condition precedent to the consummation of the transactions contemplated by this Agreement, all Sellers other than ITT Canada shall furnish Purchaser an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                 (c) TAX ELECTIONS. Other than elections contemplated by this Agreement, no new elections with respect to Taxes, or any changes in current elections with respect to Taxes, that would reasonably be expected to have a material adverse effect on any Company or any of their Subsidiaries shall be made after the date of this Agreement without the prior written consent of Purchaser which consent shall not be unreasonably withheld or delayed.

     Section 4.7. ELIMINATION OF INTERCOMPANY ACCOUNTS AND ARRANGEMENTS. Prior to the Closing, Parent, Sellers and the Companies shall cause the elimination of all intercompany indebtedness and all other intercompany accounts by and between the Companies or their Subsidiaries, on the one hand, and Parent, Sellers or any of their other Affiliates (other than the Companies and their Subsidiaries), on the other hand. Such intercompany accounts may be eliminated by means of settlement, setoff, capital contributions or distributions. Parent and its Affiliates are not obligated to effectuate such eliminations through use of cash if the objective could be achieved through setoff or capital contributions.
Such elimination of intercompany accounts shall be in satisfaction of all amounts owed by the Parent, Sellers or any of its Affiliates (other than the Companies and their Subsidiaries) to the Companies and their Subsidiaries and all amounts owed by the Companies and its Subsidiaries to the Parent, Sellers or any of their

Affiliates (other than the Companies and their Subsidiaries) in respect of such intercompany accounts. At Closing, Purchaser shall have received absolute and unconditional releases from Parent (on behalf of itself and each of its Affiliates (other than the Companies and their Subsidiaries)) of any and all claims with respect to intercompany accounts for payment to Parent and such Affiliates from the Company in form and substance reasonably satisfactory to the parties. At Closing, Parent shall have received absolute and unconditional releases from the Companies and their Subsidiaries of any and all claims with respect to such intercompany accounts for payment by Parent and its Affiliates (other than the Companies and their Subsidiaries) to the Companies and their Subsidiaries in form and substance reasonably satisfactory to the parties.
Prior to Closing, Parent, Sellers and their Affiliates shall cause all agreements between Parent and its Affiliates (other than the Companies and their Subsidiaries) on the one hand and the Companies and their Subsidiaries on the other and, to be terminated (including, without limitation, the lease with respect to the Sheraton Halifax Hotel), except for the Ancillary Agreements and the Note dated July 7, 1997 from Forum Ride Associates as maker to ITT Corporation as lender in the principal amount of approximately $23 million and the related loan agreement.

     Section 4.8. FINANCING OBLIGATIONS. At or prior to the Closing, Parent and Sellers shall cause all material Financing Obligations (other than the Existing Capitalized Leases) of the Companies and their Subsidiaries to be redeemed, defeased or repaid or otherwise terminated.

     Section 4.9. TITLE INSURANCE ENDORSEMENT. Parent, Sellers, the Companies and their Subsidiaries agree to cooperate with Purchaser and its title insurance company, and to provide such title insurance company with affidavits and certificates as may be reasonably requested from such title insurance company (but in no event shall Parent, Sellers, Companies or their Subsidiaries be required to provide an indemnity or hold harmless such title insurance company or Purchaser) in order to issue a (i) "Non Imputation Endorsement" in favor of Purchaser with respect to the existing title insurance held by the Company and its Subsidiaries with respect to the each parcel of the Owned Real Property and Leased Real Property and (ii) an endorsement making the Closing Date the effective date for each such title insurance policy.

     Section 4.10. COOPERATION WITH FINANCINGS. Parent and Sellers agree that they will (and will cause the Companies and their Subsidiaries to) reasonably cooperate in providing information to Purchaser necessary for the preparation of any offering materials required to be prepared by or on behalf of Purchaser in connection with Purchaser's offering of securities, the syndication of Purchaser's senior credit facilities and any other financings undertaken by Purchaser in connection with the transactions contemplated hereby, to the extent information contained therein relates to the Business, the Companies or any of their Subsidiaries. Without limiting the generality of the foregoing, Parent and Sellers will use their reasonable efforts to cause the Companies' independent public accountants to cooperate with Purchaser and its independent public accountants in the preparation of such offering materials. In connection with the foregoing, Parent and Sellers will cause the Companies to deliver to Purchaser as soon as such financial statements may reasonably be made available by Parent and Sellers such consolidated interim financial statements (including notes thereto) of the Companies and their Subsidiaries as may reasonably be requested by Purchaser for inclusion in such offering materials. The costs and expenses for the preparation of any audit of such financial statements shall be paid by Purchaser promptly following delivery of such financial statements. Purchaser shall indemnify and hold harmless Parent and its Affiliates against any liability arising in connection with any information relating to the Business disclosed by Purchaser, any Affiliate of Purchaser or any of their respective officers, employees, advisers or agents to any third party financing source, including but not limited to: (1) any Person lending money to Purchaser or providing any direct or indirect financial assistance to Purchaser; (2) any equity or other financial investor in Purchaser or, together with Purchaser, in the Companies; and (3) in any offering materials prepared in connection with the financing of the Purchase Price.

     Section 4.11. CONFIDENTIALITY. Each of Parent and the Sellers agrees that from and after the Closing Date, it shall, and shall use its reasonable efforts to cause its respective directors, officers, employees, advisors and Affiliates to, keep the Information (as defined below) confidential for a period of three years from the Closing Date, except that any Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 4.11. At Purchaser's request, Parent and Sellers shall use legal action, including the commencement of litigation if required, to enforce such confidentiality obligations, and Purchaser shall reimburse Parent and Sellers for out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with any such legal action. For purposes hereof, the term "INFORMATION" means all confidential and proprietary information that primarily relates to the Companies, the Subsidiaries or the Business (and not primarily to the assets, business or operations of Parent and its Affiliates other than the Companies and their Subsidiaries), other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 4.11, or is developed independently by Parent or Sellers or their respective Affiliates after the Closing or is obtained from third parties who have no duty of confidentiality to Purchaser, the Companies or any of their Subsidiaries.

                                      ARTICLE 5.
                        COVENANTS AND AGREEMENTS OF PURCHASER

     Section 5.1. CERTAIN TRANSACTIONS. Purchaser shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period,
(ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement. Purchaser shall not conduct its business in a manner or take, or cause to be taken, any other action that would reasonably be expected to prevent or materially delay Parent, Sellers, the Companies or Purchaser from consummating the transactions contemplated hereby.

     Section 5.2. HSR ACT. Subject to and in furtherance of Section 6.1, in connection with the transactions contemplated by this Agreement, Purchaser (and, to the extent required, its Affiliates) shall comply promptly with the notification and reporting requirements of the HSR Act and use their reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Purchaser shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by an Antitrust Authority.

     Section 5.3. NOTIFICATION. Between the date of this Agreement and the Closing Date, Purchaser will promptly notify Parent in writing if Purchaser or any of its Subsidiaries becomes aware of any fact or condition that it believes causes or constitutes a breach of any of the representations and warranties of Purchaser as of the date of this Agreement, or if Purchaser or any of its respective Subsidiaries becomes aware of the occurrence after the date of this Agreement of any fact or condition that it believes would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, unless in each case such breach or representation or warranty is reasonably expected by Purchaser to be cured prior to Closing. Any claim for a breach of covenant set forth in the previous sentence shall be made only for the incremental Losses due to the failure to comply with such covenant (and not for Losses due to the breach of the underlying representation and warranty). During the same period, Purchaser will promptly notify Parent of the occurrence of any breach of any covenant of Purchaser in this Article 5 or of the occurrence of any event that it believes may make the satisfaction of the conditions in
Article 7 impossible or unlikely.

                                      ARTICLE 6.
                            JOINT COVENANTS AND AGREEMENTS

     Section 6.1.  SUPPORT OF TRANSACTION.

                 (a) Each of Parent and Purchaser agree to cooperate with respect to the notices and filings to be made in connection with the consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. Each of Parent, Sellers and Purchaser shall
(i) use its best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained by it in connection with the transactions contemplated hereby (including in respect of any Gaming Law), (ii) use its reasonable best efforts to obtain all material consents and approvals of third parties that any of Parent, Sellers, Purchaser or their respective Affiliates is required to obtain in order to consummate the transactions contemplated hereby, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article 7 or otherwise to comply with this Agreement.

          In connection therewith and not in limitation thereof, each party shall take or cause to be taken all actions reasonably necessary in relation to
(i) obtaining of all necessary waivers, consents, authorizations and approvals from Governmental Authorities and the making of necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (ii) the defending of any legal proceedings challenging the consummation of any of the transactions contemplated by this Agreement.

                 (b) In furtherance of the foregoing, Purchaser agrees that it will comply with any requirements imposed by Governmental Authorities as a condition of Purchaser's obtaining any Regulatory Authorizations required to be obtained by it in order to consummate the transactions contemplated hereby which requirements would not (either individually or in the aggregate) have a material adverse effect on the business, operations or financial condition of Purchaser and its Subsidiaries taken as a whole, including without limitation divestiture of any Non-Primary Properties.

                 (c) In furtherance of the foregoing, Parent agrees that it will use its reasonable best efforts to obtain consents required under Contracts, or other third party consents required to consummate the transactions contemplated hereby ("THIRD PARTY CONSENTS"), and Purchaser will cooperate in all reasonable respects, and work together with Parent to obtain such Third Party Consents; PROVIDED, HOWEVER, that Parent shall not be required to make any material expenditures to obtain such Third Party Consents and Purchaser shall not be required to agree to any material modifications to Contracts in order to obtain such Third Party Consents.

     Section 6.2.  SECTION 338 ELECTION.

                 (a) Except as set forth in Section 6.2(b), neither Parent, Sellers, Purchaser or their respective Affiliates shall make, or allow to be made, an election under Section 338 of the Code and any corresponding elections permitted under state, local or foreign law with respect to the acquisition of the Companies and each of their Subsidiaries.

                 (b) Notwithstanding Section 6.2(a), Parent, SDIC, Purchaser and their respective Affiliates agree to join in making Section 338(h)(10) Elections with respect to the acquisition of Tunica and each of its Subsidiaries that is a corporation so long as such election does not require a corresponding election regarding Caesars World and its Subsidiaries. Purchaser, Parent and SDIC shall exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state, local and foreign forms as soon as practical after the Closing. The Purchase Price and all other capitalized costs shall be allocated among the Interests and Shares (other than the Tunica Shares) and the assets of Tunica. In connection therewith, Purchaser, Parent and Sellers shall attempt in good faith to agree to an allocation of the Purchase Price and all other capitalized costs among the Shares (other than the Tunica Shares), the Interests and the assets of Tunica as soon as reasonably practical after the Closing.

     Section 6.3. APPROVALS. Each of Purchaser, Parent, Sellers and the Companies shall as promptly as practicable, but in no event later than 30 days following the execution and delivery of this Agreement, file or submit any applications, filings and other submissions required by applicable laws or by Governmental Authorities in connection with obtaining all necessary regulatory consents, approvals, waivers and authorizations required to be obtained prior to the Closing (the "REGULATORY AUTHORIZATIONS") and to respond to any requests from Government Authorities and promptly file any additional information required in connection with such filings as promptly as practicable after receipt of requests therefor. Each of Purchaser and Parent agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide the other party (and its counsel) advance drafts and copies of all presentations and filings to be made in connection with the Regulatory Authorizations. In addition, each of Purchaser, Parent, Sellers and the Companies shall, and shall cause each of its Subsidiaries to (and shall use its reasonable efforts to cause each of its Affiliates other than each of its Subsidiaries to), if it is necessary to obtain any regulatory approval for the consummation of the transactions contemplated hereby, disassociate themselves from any Person or Persons deemed, or reasonably likely to be deemed, unsuitable by any Gaming Commission. Purchaser, Parent, Sellers and the Companies shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Gaming Commissions and shall comply promptly with any such inquiry or request.

     Section 6.4.  CERTAIN EMPLOYEE BENEFITS MATTERS.

                 (a)   SAVINGS PLANS.

                       (i) As soon as is practicable after the Closing Date, but effective as of such date, Purchaser shall adopt or designate a 401(k) Savings Plan (the "PURCHASER SAVINGS PLAN") and shall establish a trust pursuant thereto (the "PURCHASER SAVINGS TRUST"). As soon as is practicable after the Closing Date, Purchaser shall furnish to Parent a determination letter finding the Purchaser Savings Plan and the Purchaser Savings Trust to be qualified and tax-exempt under Sections 401(a) and 501(a) of the Code.

                       (ii) As soon as practicable after Parent's receipt of a copy of such letter, Parent, shall cause the Parent Savings Plan and the Trust pursuant thereto (the "PARENT SAVINGS TRUST") to transfer to the Purchaser Savings Plan and Purchaser Savings Trust the accounts under the Parent Savings Plan and the Parent Savings Trust (and the assets and liabilities therein) attributable to any employee of the Companies or any Subsidiary as of immediately prior to the Closing Date or any employee of Parent or Sellers or any of their affiliates, in any case, who will continue their employment with or shall become an employee, of Purchaser or any of its affiliates as of the Closing Date (the "EMPLOYEES"). Seller shall cause all of such accounts to be fully vested upon such transfer. Such transfer shall be made in the form of cash except that to the extent that such accounts are invested in Parent, Sellers or the Companies' (as the case may be) stock the transfer shall be made in the form of such stock. Such transfer shall satisfy the requirements of Code Sections 401(a)(12) and 414(l) and the regulations pursuant thereto. Prior to such transfer, Purchaser will provide Parent with such documents and other information as Parent shall reasonably request to assure itself that the Purchaser Savings

     Plan and the Purchaser Savings Trust contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the transfer of assets. Prior to such transfer, Parent will provide Purchaser with such documents and other information as Purchaser shall reasonably request to assure itself that the Parent Savings Plan and Parent Savings Trust are qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) respectively as of the date of such transfer. The Purchaser Savings Plan shall preserve for the Employees all benefits, rights and features applicable to such transferred accounts, including but not limited to those rights and features protected under Section 411(d)(6) of the Code and participant loans, and such Plan shall provide for future participant loans from current account balances. Parent shall provide to Purchaser copies of such personnel and other records of Parent pertaining to the Employees and such records of any agent or representative of Parent, in each case pertaining to the Parent Savings Plan and Parent Savings Trust and as Purchaser may reasonably request in order to administer and manage the accounts and assets transferred to the Purchaser Savings Plan and Purchaser Savings Trust. Upon such transfer, the Purchaser Savings Plan shall assume all liabilities and obligations whatsoever with respect to all amounts transferred from the Parent Savings Plan and Parent Savings Trust to the Purchaser Savings Plan and Purchaser Savings Trust in respect of the Employees and each of Parent and its affiliates and the Parent Savings Plan and Parent Savings Trust shall be relieved of all such liabilities and obligations. Purchaser and Parent shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein.

                       (iii) The Purchaser Savings Plan shall provide to the Employees all of their benefits accrued under the Parent Savings Plan as of the date of transfer. The Purchaser Savings Plan shall also provide that an Employee's period of employment with Sellers, Parent, the Companies, any of their Subsidiaries or any predecessor thereof (as applicable) for which credit was given under the Parent Savings Plan shall be given equivalent credit under the Purchaser Savings Plan to the effect that if any Employee becomes an employee of Purchaser as of the Closing Date, or thereafter by reason of recall, no interruption in participation, benefit accrual or vesting service shall be deemed to have occurred for such Employee under the Purchaser Savings Plan by reason of the change in employment contemplated by this Agreement. The Purchaser Savings Plan shall further contain all such provisions as are necessary for the transfer not to cause Parent Savings Plan to fail to satisfy requirements of Code Sections 401(a) or 401(k).

                       (iv) As soon as is practicable after the Closing Date and prior to the transfer contemplated under this Section 6.4(a), Sellers and Purchaser shall make such filings as are required under Code Section 6058(b) with respect to such transfers including the filing of form 5310-A.

                 (b) SEVERANCE. Except as provided in Section 6.5(a), Purchaser shall become responsible for payment, to any employee of the Companies or any Subsidiary thereof and any other Employees listed on Section 6.4(b) of the Parent Disclosure Letter other than any such employee retained by Parent or its Affiliates following the Closing, of any severance or other similar compensation and benefits under any Employee Plan which are or may become payable as a result of the termination of any such employee by Purchaser, the Companies or their Subsidiaries as of and following the Closing or which are or may become payable solely as a result of the transactions contemplated hereby. Purchaser shall be entitled to any tax deductions or other tax benefits attributable to any severance or other similar compensation or benefit payments for which Purchaser is responsible pursuant to this Section 6.4.

                 (c) WELFARE ARRANGEMENTS. Subject to obligations under applicable law and the terms of any collective bargaining agreements or other Contracts with any labor union or other labor organization covering Employees, Purchaser agrees that, for a period of one year from and after the Closing, it shall, or shall cause its Affiliates to, provide the Employees with employee welfare and retirement plans and programs which provide benefits that are substantially similar to those provided to similarly situated employees of Purchaser or such Affiliates. From and after the Closing Date, Sellers shall remain responsible for any and all liabilities with respect to the employees, directors, officers or consultants of the Companies and Subsidiaries thereof or their beneficiaries or dependents that are incurred by such individuals on or prior to the Closing Date under the applicable Employee Plans for health, life, accidental death and dismemberment, supplemental employment compensation, dental, fringe benefits, expense reimbursement, accident, sickness and disability benefits. For purposes of this Agreement, (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug, dental, and vision care expenses) will be deemed to have been incurred on the date on which the related medical service was rendered to the claimant; (ii) a claim for sickness or disability benefits will be deemed to have been incurred on the date such sickness or disability occurs, except that no claim shall be deemed to have occurred prior to the Closing Date unless such claim is filed within nine months of the Closing Date; and (iii) in the case of any claim for benefits other than health benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims. Purchaser shall be responsible for all claims that are incurred by Employees on or after the Closing Date under the applicable benefit plans, policies or arrangements providing health, life, accidental death and ismemberment, supplemental employment compensation, dental, fringe benefits, expense reimbursement, accident, sickness and disability benefits and which are maintained by Purchaser, any Company or any Subsidiary thereof.

                 (d) SERVICE CREDIT. Following the Closing, Purchaser shall cause all employee benefit plans of Purchaser or its Affiliates to provide that a Employee's period of employment with Sellers, Parent, the Companies, any Subsidiary thereof or any predecessor thereof (as applicable) shall be treated as service for Purchaser, or its Affiliates, as applicable, for purposes of eligibility and vesting and, to the extent that Purchaser receives assets equal in value to the liability thereby assumed (or such liability is reflected as a liability on the balance sheet of the Companies prepared in the ordinary course in accordance with GAAP), for purposes of benefit accrual. Any and all pre-existing condition limitations and eligibility waiting periods under any group health plan shall be waived with respect to the Employees and their eligible dependents, and Employees shall be given credit for amounts paid under any Welfare Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans maintained by Purchaser or its Affiliates.

                 (e) Purchaser agrees to assume, honor, maintain and perform, and to cause its affiliates to assume, honor, maintain and perform in accordance with their respective terms, without deductions, counterclaims, interruptions or deferments (other than withholding under applicable law), the employment and severance agreements and arrangements, as amended through the date hereof or as contemplated hereby, that are set forth on Section 6.4(e) of the Parent Disclosure Letter. Purchaser shall, or shall cause its affiliates to, honor and discharge all obligations under any collective bargaining agreement or other Contract with any labor union or other labor organization covering Employees or former employees of the Companies or any of their Subsidiaries in effect as of the date hereof until their expiration; PROVIDED, HOWEVER, that this undertaking is not intended to prevent Purchaser or its Affiliates from exercising their rights with respect to such collective bargaining agreements and in accordance with their terms, including any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment or portion thereof.

                 (f) Purchaser agrees to bear, and indemnify and hold harmless Parent and Seller from and against, all direct and indirect costs, expenses and liabilities arising from or relating to claims made by or on behalf of the Employees in respect of all notices, payments, fines or assessments due to any government authority pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of Employees, including, but not limited to the Worker Adjustment and Retraining Notification Act, and any rules or regulations as have been issued in connection with any of the foregoing, and for any liability or benefit continuation obligation under Section 4980B of the Code and Sections 601-609 of ERISA.

     Section 6.5.  EMPLOYMENT AGREEMENTS AND SEVERANCE OBLIGATIONS.

                 (a) Purchaser will assume each of the employment, severance and similar agreements set forth on Section 6.5 of the Parent Disclosure Letter, and all liabilities thereunder (provided that Parent and Purchaser will each pay for one-half of all severance and change of control payments owing to Peter Boynton (and related tax gross-ups)) .

                 (b) Except for severance plans (as provided in Section 6.4(b)) or as otherwise expressly provided in this Article 6, Parent and Sellers shall remain solely responsible for any liability incurred with respect to any Employee under any Employee Plan sponsored, maintained or contributed to by Parent or any of the Sellers, including, without limitation, the ITT Corporation Salaried Retirement Plan and ITT Corporation Excess Savings Plan. Sellers shall also be solely responsible for any liability to make payments pursuant to the Caesars Retention Bonus Program.

     Section 6.6.  CLOSINGS UNDER CERTAIN CIRCUMSTANCES.

                 (a) In the event that, on or after November 1, 1999, the conditions set forth in Sections 7.1(c) and 7.2(c) have been satisfied with respect to the Primary Properties, but not with respect to one or more Non-Primary Properties, then (subject to satisfaction of the other closing conditions contained in Article 7) the parties will proceed to close the transactions contemplated by this Agreement in accordance with this Section 6.6.

                 (b) In the event that a conveyance of the Shares and Interests under the circumstances set forth in Section 6.6(a) in accordance with this Agreement would not result in a violation of law or requirements of a Governmental Authority in either case resulting in a material liability or a material impairment of a Contract required to be listed on Section 2.8 of the Parent Disclosure Letter (the "ADVERSE CONSEQUENCES"), then the Shares and Interests shall be conveyed in accordance with this Agreement, notwithstanding the fact that Purchaser, the Companies or their Subsidiaries may be required to obtain consents or approvals with respect to a Non-Primary Property after Closing and/or divest a Non-Primary Property after Closing.

                 (c) In the event that a conveyance of the Shares would create Adverse Consequences but such Adverse Consequences would not occur if the operations of a Non-Primary Property of the Companies or their Subsidiaries were placed in a trust beneficially owned by the Companies or their Subsidiaries, then the parties shall use all reasonable efforts to establish such a trust so as to permit the conveyance of the Shares. If it is not reasonably possible to establish such a trust prior to Closing, then, prior to Closing, such Non-Primary Property (or applicable portion thereof) shall be transferred to a wholly-owned special purpose Subsidiary of Parent (a "SPECIAL PURPOSE SUB"); PROVIDED, HOWEVER, that such transfer shall encompass only the minimum assets, liabilities and operations necessary to avoid the Adverse Consequences and shall be effected in a manner that minimizes expenses and tax cost to Parent and its Subsidiaries in connection with such transfer. Purchaser shall promptly reimburse Parent or its Affiliates for its Taxes, Losses and reasonable costs in transferring such assets, liabilities and operations to the Special Purpose Sub in connection with the transactions contemplated by the foregoing (it being understood and agreed that for purposes of this Section 6.6, costs shall include the reasonable value of reductions in net operating losses of Parent and its Affiliates).

                 (d) In the event that the conveyance of the Interests would create Adverse Consequences but such Adverse Consequences would not occur if the Interests were conveyed to a trust beneficially owned by Purchaser and/or its wholly-owned Subsidiaries, then the parties shall use all reasonable efforts to establish such a trust and convey the Interests to such trust at Closing. If it is not reasonably possible to establish such a trust prior to the Closing, then the Interests shall continue to be held by Sellers subject to the provisions of this Section 6.6. Purchaser shall reimburse Parent or its Affiliates for its Taxes, Losses and reasonable costs in connection with the transactions contemplated by the foregoing.

                 (e) Any assets, liabilities and operations transferred to a Special Purpose Sub pursuant to Section 6.6(c), and/or MEG and its assets, liabilities and operations if the Interests are retained by Sellers pursuant to
Section 6.6(d), are referred to herein as "RETAINED OPERATIONS." The parties will continue to use their reasonable best efforts following the Closing to obtain the consents and approvals necessary to permit the conveyance of the Retained Operations to Purchaser without creating Adverse Consequences, and promptly upon obtaining such consents and approvals, with respect to any Retained Operations, shall convey such

Retained Operations to Purchaser in a manner consistent with the provisions of this Agreement. Pending such conveyance or a disposition pursuant to Section 6.6(f), (i) Parent shall use its reasonable efforts to ensure that such Retained Operations are conducted in the ordinary course consistent with the provisions of this Agreement, (ii) to the extent legally permissible, such Retained Operations shall be conducted for the economic benefit of Purchaser and any net cash flow from such Retained Operations shall be remitted to Purchaser monthly (or, if the foregoing is not permitted consistent with avoiding Adverse Consequences, then such net after tax cash flow shall be segregated by Parent and remitted to Purchaser concurrent with the conveyance to Purchaser, or disposition pursuant to Section 6.6(f), of such Retained Operations), and
(iii) Purchaser shall be responsible for funding (or, if not permitted to fund directly, shall promptly reimburse Parent for funding) any net cash shortfalls of the Retained Operations, and shall promptly reimburse Parent or its Affiliates for any other Taxes, Losses and reasonable costs incurred by it in connection with the Retained Operations. If any assets, liabilities or operations are placed in a trust pursuant to Section 6.6(c) or (d), then Purchaser shall promptly reimburse Parent or its Affiliates for any Taxes, Losses or reasonable costs incurred by it in connection with the operation or holding thereof.

                 (f) In the event that, within six months after the Closing, the parties have been unable to obtain the consents and approvals necessary to permit the conveyance of any Retained Operations to Purchaser or its Subsidiaries without creating Adverse Consequences, then, at Purchaser's direction, (i) such Retained Operations shall be conveyed to Purchaser or its Subsidiaries notwithstanding such Adverse Consequences or (ii)(x) such Retained Operations will be sold to a third party buyer designated by Purchaser,
(y) Parent will cooperate with Purchaser in all reasonable respects in effecting such third party sale (provided that Parent or its Affiliates shall not be required to incur any liability in connection with such sale) and (z) Purchaser shall promptly reimburse Parent or its Affiliates for all of its Taxes, Losses and reasonable costs incurred in connection with such third party sale. The net after tax proceeds of such sale shall be remitted to Purchaser promptly following such sale. Purchaser agrees to direct Parent to take action with respect to the foregoing within six months after the Closing.

     Section 6.7. ANCILLARY AGREEMENTS. At Closing, the parties shall enter into the following agreement (each an "ANCILLARY AGREEMENT"):

                 (a) a License Agreement, in a form to be mutually agreed to by the parties, pursuant to which (i) Parent and/or its appropriate Affiliates will license the Company and/or its appropriate Affiliates, on a royalty-free basis for a period of ten years from the Closing Date, to use the "Sheraton" name and any related marks in connection with Gaming Facilities currently using such marks, in a manner consistent with such current use, and (ii) the Company and/or its appropriate Affiliates will license Parent and/or its appropriate Affiliates, on a royalty-free basis for a period of ten years from the Closing Date, to use the "Caesars" name and any related marks in connection with the Excluded Assets and the Excluded Companies, in a manner consistent with current use.

                 (b) a Transition Services Agreement, in a form to be mutually agreed to by the parties, providing for the provision of required transitional services by Purchaser for the benefit of Parent or Parent for the benefit of Purchaser, as applicable, on a cost reimbursement basis, for a period of no more than one year.

     Section 6.8. POST-CLOSING COOPERATION. After the Closing, upon reasonable written notice, Purchaser and Parent shall furnish or cause to be furnished to the other party and its employees, counsel, auditors and representatives access, during normal business hours, such information and assistance relating to the Companies and their Subsidiaries and the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax audit, claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.8. Neither party shall be required by this Section 6.8 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Parent shall cooperate with Purchaser in connection with any filings required to be made by Purchaser with Governmental Authorities after the Closing.

     Section 6.9. RESIGNATIONS. Parent shall provide, as of the Closing, the resignations and releases of the officers and directors of the Companies and their Subsidiaries who are employees, officers or directors of Parent and its Affiliates (other than any such persons who will continue as employees of the Companies or their Subsidiaries following the Closing).

     Section 6.10. BANK ACCOUNTS. Parent shall procure, as of the Closing, appropriate documentation effectuating the transfer and substitution of representatives of Purchaser with respect to the Companies' bank accounts and security arrangements.

     Section 6.11. FORM OF INSTRUMENTS, ETC. TO BE REASONABLY SATISFACTORY. The parties agree that the form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be subject to the reasonable approval of each party and their respective counsel.

                                      ARTICLE 7.
                              CONDITIONS TO OBLIGATIONS

     Section 7.1. CONDITIONS TO OBLIGATIONS OF PURCHASER, PARENT, SELLER AND THE COMPANIES. The obligations of Purchaser, Parent, Sellers and the Companies to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

                 (a) All waiting periods under the HSR Act applicable to transactions contemplated hereby shall have expired or been terminated.

                 (b) There shall have been obtained, (i) all material permits, approvals, clearances, and consents of, and all filings with, Governmental Authorities required to be procured by Purchaser, Parent, Sellers or the Companies under Gaming Laws required in order to consummate the transactions contemplated by this Agreement and (ii) all other Regulatory Authorizations the failure of which to procure would reasonably be expected to have a Material

Adverse Effect; PROVIDED, HOWEVER, that from and after November 1, 1999, the foregoing condition shall apply only with respect to such permits, approvals, clearances, consents, filings and other Regulatory Authorizations required in connection with the Primary Properties.

                 (c) There shall not be (i) in force any order or decree, statute, rule or regulation restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby, or (ii) any material suit or proceeding by a Governmental Authority to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated.

     Section 7.2. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by
Purchaser:

                 (a) Each of the representations and warranties of Parent, Sellers and the Companies contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date), except in each case for changes after the date hereof which are expressly contemplated or permitted by this Agreement, and each of the covenants and agreements of Parent, Sellers and the Companies to be performed as of or prior to the Closing shall have been duly performed in all material respects.

                 (b) Parent, Sellers and the Companies shall have delivered to Purchaser a certificate signed by an officer of Parent, Sellers and the Companies, dated the Closing, certifying that the conditions specified in
Section 7.1, as they relate to Parent, Sellers and the Companies, and subsection 7.2(a) have been fulfilled.

                 (c) Any notice to, or consent or approval of, any party to any Contract required to be listed on Section 2.8 of the Parent Disclosure Letter hereto required for the consummation of the transactions contemplated hereby or for the continued enjoyment by the Companies and their Subsidiaries of the benefits of any such Contract after the Closing shall have been given or obtained, except to the extent that the failure to give any such notices or obtain any such consent or approval would not, either individually or in the aggregate, have a Material Adverse Effect; PROVIDED, HOWEVER, that from and after November 1, 1999, the foregoing condition shall apply only with respect to such notices, consents and approvals required in connection with the Primary Properties.

                 (d) Parent, Sellers and the Companies shall have executed and delivered to Purchaser each of the Ancillary Agreements to which each is a party.

     Section 7.3. CONDITIONS TO THE OBLIGATIONS OF PARENT, SELLERS AND THE COMPANIES. The obligations of Parent, Sellers and the Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent, Sellers or the Companies:

                 (a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date), except in each case for changes after the date hereof which are expressly contemplated or permitted by this Agreement, and each of the covenants and agreements of Purchaser to be performed as of or prior to the Closing shall have been duly performed in all material respects.

                 (b) Purchaser shall have delivered to Parent and Sellers a certificate signed by an officer of Purchaser, dated the Closing, certifying that such officer, the conditions specified in Section 7.1, as they relate to Purchaser, and subsection 7.3(a) have been fulfilled.

                 (c) Purchaser shall have executed and delivered to Parent each of the Ancillary Agreements to which it is a party.

                                      ARTICLE 8.
                                     TERMINATION

     Section 8.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned:

                 (a) By mutual written consent of the parties at any time prior to the Closing.

                 (b) Prior to the Closing, by written notice to Sellers from Purchaser, if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent, Sellers or the Companies set forth in this Agreement, or if a representation or warranty of Parent, Sellers or the Companies shall be untrue, in either case, such that the condition specified in
Section 7.2(a) hereof would not be satisfied at the Closing (a "TERMINATING SELLER BREACH"), except that, if such Terminating Seller Breach is curable by Parent, Sellers or the Companies through the exercise of its reasonable best efforts, then, for a period of up to 30 days, but only as long as Parent, Sellers or the Companies continues to use its reasonable best efforts to cure such Terminating Seller Breach (the "SELLER CURE PERIOD"), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period; (ii) the Closing has not occurred on or before the Final Date, other than as a result of a breach of a representation, warranty, covenant or agreement of Purchaser; or
(iii) consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

                 (c) Prior to the Closing, by written notice to Purchaser from Sellers, if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if a representation or warranty of Purchaser shall be untrue, in either case, such that the condition specified in Section 7.3(a) hereof would not be satisfied at the Closing (a "TERMINATING PURCHASER BREACH"), except that, if such Terminating Purchaser Breach is curable by Purchaser through the exercise of its reasonable best efforts, then, for a period of up to 30 days, but only as long as Purchaser continues to use its reasonable best efforts to cure such Terminating Purchaser Breach (the "PURCHASER CURE PERIOD"), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period; (ii) the Closing has not occurred on or before the Final Date, other than as a result of a breach of a representation, warranty, covenant or agreement of Parent, Sellers or the Companies; or (iii) consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

     Section 8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, except as set forth in the last sentence of this Section 8.2, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or their respective Affiliates, officers, directors or stockholders; provided, however, that nothing in this section 8.2 shall relieve or limit the liability or obligations hereunder of any party (the "DEFAULTING PARTY") to the other party or parties on account of a material breach of a covenant or agreement contained herein, or any fraudulent representation or warranty contained herein by the Defaulting Party. The provisions of Sections 8.2, 12.5, 12.6 and 12.12 hereof shall survive any termination of this Agreement.

                                      ARTICLE 9.
                                   INDEMNIFICATION

     Section 9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Parent, Sellers or Purchaser, for a period of eighteen months after the Closing Date; PROVIDED, HOWEVER, that (i) the representations and warranties set forth in Section 2.19 ("Taxes") shall survive for a period equal to the applicable statute of limitations (with extensions) with respect to the matters addressed in such Sections and (ii) the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 3.1 and 3.2 shall survive indefinitely.

     Section 9.2.  INDEMNIFICATION BY PURCHASER.

                 (a) Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify Parent, Affiliates of Parent and their respective officers, directors, agents or employees, and their respective successors and assigns (each a "SELLER INDEMNIFIED PARTY") against and hold each Seller Indemnified Party harmless from all Losses (without duplication) to such Seller Indemnified Party arising out of (i) the breach of any representation or warranty of Purchaser herein, (ii) the breach of any covenant or agreement of Purchaser herein or (iii) the Company Liabilities (other than such Liabilities for which Parent is required to indemnify Purchaser pursuant to Section 9.3). Anything in Section 9.1 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against Purchaser for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.1, whether or not the subject matter of such claim or action shall have occurred before or after such date.

                 (b) (i) The indemnification obligations of Purchaser pursuant to Section 9.2(a)(i) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.2(a)(i) exceeds $15 million (the "PURCHASER'S THRESHOLD AMOUNT"), at which point such obligations shall be effective only as to the amount of such Losses in excess of the Purchaser's Threshold Amount, subject to the limitation in
Section 9.2(b)(ii); and (ii) the indemnification obligations of Purchaser pursuant to Section 9.2(a)(i) shall be effective only until the dollar amount paid in respect of the Losses indemnified against under Section 9.2(a)(i) aggregates to an amount equal to $400 million; PROVIDED that the foregoing limitations shall not apply with respect to any breach of the representations and warranties set forth in Section 3.1, 3.2, 3.6 or 3.7.

                 (c) Parent agrees to give, and cause each Seller Indemnified Party to give, Purchaser written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification hereunder or as to which Purchaser's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that such Seller Indemnified Party learns of such claim, assertion, event or proceeding; PROVIDED, HOWEVER, that the failure to so notify Purchaser shall not affect rights to indemnification hereunder except to the extent that Purchaser is actually prejudiced by such failure. Within 30 days after receipt of such notification, Purchaser may elect to direct, through counsel of its own choosing reasonably acceptable to the Seller Indemnified Party, the defense or settlement of any such claim or proceeding at its own expense; PROVIDED, that no settlement will be made without the consent of the Seller Indemnified Party (not to be unreasonably withheld or delayed). If Purchaser elects to assume the defense of any such claim or proceeding, the Seller Indemnified Party may participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by such Seller Indemnified Party. Parent shall provide, or cause such Seller Indemnified Party to provide, Purchaser with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Purchaser in the defense or settlement thereof, and Purchaser shall reimburse Parent or the Seller Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Purchaser elects to direct the defense of any such claim or proceeding, the Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless Purchaser consents (which consent is not to be unreasonably withheld) in writing to such payment or unless Purchaser, subject to the last sentence of this Section 9.2(c), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Purchaser is entered against the Seller Indemnified Party for such liability.
If Purchaser shall not be entitled to direct the defense, or fails to defend, or if, after commencing or undertaking any such defense, Purchaser fails to prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at Purchaser's expense. If the

Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.2(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then Parent or Seller shall give, or cause such Seller Indemnified Party to give, Purchaser prompt written notice thereof and Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

     Section 9.3.  INDEMNIFICATION BY PARENT AND SELLERS.

                 (a) Parent and Sellers agree, jointly and severally, subject to the other terms and conditions of this Agreement, to indemnify Purchaser, Affiliates of Purchaser, and each of their respective officers, directors, agents or employees, and their respective successors and assigns (each a "PURCHASER INDEMNIFIED PARTY") against and hold each Purchaser Indemnified Party harmless from all Losses (without duplication) to such Purchaser Indemnified Party arising out of (i) the breach of any representation or warranty of Parent, Sellers or the Companies herein (other than the breach of any representation or warranty set forth in Section 2.19, which is addressed in Article 10), (ii) the breach of any covenant or agreement of Parent, Sellers or the Companies herein or (iii) the Retained Liabilities. Anything in Section 9.1 to the contrary notwithstanding, no claim may be asserted nor any action commenced against Parent or Sellers for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by Parent or Sellers describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.1, whether or not the subject matter of such claim or action shall have occurred before or after such date.

                 (b) (i) The indemnification obligations of Parent and Sellers pursuant to Section 9.3(a)(i) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to
Section 9.3(a)(i) exceeds $15 million (the "SELLER'S THRESHOLD AMOUNT"), at which point such obligations shall be effective only as to the amount of such Losses in excess of the Seller's Threshold Amount, subject to the limitation in
Section 9.3(b)(ii); and (ii) the indemnification obligations of Parent and Sellers pursuant to Section 9.3(a)(i) shall be effective only until the dollar amount paid in respect of the Losses indemnified against under Section 9.3(a)(i) aggregates to an amount equal to $400 million; PROVIDED, that the foregoing limitations shall not apply with respect to any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5 or 2.23.

                 (c) Purchaser agrees to give, and to cause each Purchaser Indemnified Party to give, Parent written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification hereunder or as to which Seller's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that such Purchaser Indemnified Party learns of such claim, assertion, event or proceeding; PROVIDED, HOWEVER, that the failure to so notify Parent shall not affect rights to indemnification hereunder except to the extent that Parent is actually prejudiced by such failure. Within 30 days after receipt of such notification, Parent may elect to direct, through counsel of its own choosing reasonably acceptable to the Purchaser Indemnified Party, the defense or settlement of any such claim or proceeding at their own expense; PROVIDED, that no settlement will be made without the consent of the Purchaser Indemnified Party (not to be unreasonably withheld or delayed). If Parent elects to assume the defense of any such claim or proceeding, the Purchaser Indemnified Party may participate in such defense, but in such case the expenses of the Purchaser Indemnified Party shall be paid by such Purchaser Indemnified Party. Purchaser shall provide, or cause the Purchaser Indemnified Party to provide, Parent with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Parent in the defense or settlement thereof, and Parent shall reimburse Purchaser or the Purchaser Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Parent elects to direct the defense of any such claim or proceeding, the Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Parent consents (which consent is not to be unreasonably withheld) in writing to such payment or unless Parent, subject to the last sentence of this Section 9.3(c), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Parent is entered against the Purchaser Indemnified Party for such liability. If Parent shall not be entitled to direct the defense, or fails to defend, or, if after commencing or undertaking any such defense, Parent fails to prosecute or withdraw from such defense, the Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof, at the expense of Parent. If the Purchaser Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.3(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Purchaser Indemnified Party shall give Parent prompt written notice thereof and Parent shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

     Section 9.4.  LOSSES NET OF INSURANCE AND TAX BENEFITS.

                 (a) The amount of any and all Losses indemnified under this Agreement shall be determined net of any amounts recovered by or to which the indemnified party is entitled under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. The amount of any and all Losses indemnified under this Agreement shall be computed to take into account and to deduct therefrom (i) any prior or subsequent recovery in respect of part or all of a claim by a Seller Indemnified Party or a Purchaser Indemnified Party, as the case may be, whether by payment, discount, credit, offset or otherwise and (ii) the amount of any provision reflected as a current liability in the Closing Balance Sheet in respect of matters giving rise to such Losses.

                 (b) If the amount with respect to which any claim is made under any of Sections 9.2 or 9.3 of this Agreement (an "INDEMNITY CLAIM") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 9.4 a "TAX BENEFIT" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claims shall be deemed to be realized only after the utilization of such other losses, deductions, credits or items. For the purposes of this Section 9.4, a Tax Benefit is "CURRENTLY REALIZABLE" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 9.4. The amount of the refunded reduction or payment shall be deemed a payment under Sections 9.2 and 9.3 of this Agreement and thus shall be paid subject to any applicable reductions under this Section 9.4.

                 (c) The parties agree that any indemnification payments made, and/or any payments (or adjustments) made with respect to a Tax Benefit, pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law, in which event payments shall be made in an amount sufficient to indemnify the party on a net after-Tax basis.

     Section 9.5. NO RIGHT OF CONTRIBUTION. Notwithstanding anything to the contrary contained in this agreement, the Company and its Subsidiaries shall have no liability to indemnify any Seller Indemnified Party on account of the breach of any representation or warranty or unfulfillment of any covenant of the Company, and no Seller Indemnified Party shall have any right of contribution against the Company or any of its Subsidiaries.

     Section 9.6. EXCLUSIVE REMEDY. Except for any claim (a) grounded in fraud or (b) seeking equitable relief or remedial action, the parties hereto acknowledge and agree that, from and after the Closing Date, the indemnification provisions of this Article 9 shall be the exclusive remedy of Purchaser, on the one hand, and Parent and Seller, on the other hand, with respect to the transactions contemplated by this Agreement. With respect to actions grounded in fraud or seeking equitable relief or remedial action, (y) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions of this Article 9 shall be in addition to and cumulative of any rights of such party at law or in equity and (z) no such party shall, by exercising the remedy available to it under this Article 9, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it. No Purchaser Indemnified Party or Seller Indemnified Party shall be entitled to seek punitive damages pursuant to this
Article 9.

     Section 9.7. LIMITATION ON LIABILITY FOLLOWING NOTICE OF BREACH. Notwithstanding anything to the contrary in this Agreement, following the Closing, (a) neither Parent nor any Seller shall be liable to any Purchaser Indemnified Party in respect of any breach of a representation or warranty by Sellers or the Companies if (i) such breach is disclosed to Purchaser prior to Closing pursuant to Section 4.5, (ii) such breach would constitute a failure of a condition of Purchaser's obligation to close, and (iii) notwithstanding such notification, the Closing shall have occurred and (b) Purchaser shall not be liable to any Parent Indemnified Party in respect of any breach of a representation or warranty by Purchaser if (i) such breach is disclosed to Parent prior to Closing pursuant to Section 5.3, (ii) such breach would constitute a failure of a condition to Sellers' and Parent's obligation to close and (iii) notwithstanding such notification the Closing shall have occurred.

                                     ARTICLE 10.
                          TAX ALLOCATION AND INDEMNIFICATION

     Section 10.1.  PREPARATION AND FILING OF RETURNS.

                 (a) BY SELLER. To the extent not filed prior to the close of the Closing Date, Sellers shall prepare and timely file (or cause to be prepared and timely filed):

                       (i) all federal Income Tax Returns and Combined Income Tax Returns of the Parent Group (including the Companies or any member of the Company Group for all Pre-Closing Taxable Periods) and all Separate Income Tax Returns of the Companies and the Subsidiaries of the Companies for all Pre-Closing Taxable Periods;

                       (ii) all Other Tax Returns and Information Returns of the Companies and the Subsidiaries of the Companies for all Pre-Closing Taxable Periods; and

                       (iii) all federal, state, local and foreign Tax Returns and Information Returns of the Parent Group (excluding the Companies and the Subsidiaries of the Companies for their Taxable Years beginning after the Closing) for all Post-Closing Taxable Periods.

                 (b) BY PURCHASER. Purchaser shall prepare and timely file (or cause to be prepared and timely filed):

                       (i) all federal state, local and foreign Income Tax Returns of the Companies and the Subsidiaries of the Companies for all Straddle Periods and Post-Closing Taxable Periods; and

                       (ii) all Other Tax Returns and Information Returns of the Companies and the Subsidiaries of the Companies for all Straddle Periods and Post-Closing Taxable Periods.

     Section 10.2.  PAYMENT OF TAXES.

                 (a) BY SELLERS. Except to the extent specifically provided by any other provision of this Agreement, Sellers shall pay (or cause to be paid) all Taxes shown to be due and payable on all Tax Returns filed (or caused to be filed) by Sellers pursuant to Section 10.1(a) hereof and, subject to the other provisions of this Agreement, all Taxes that shall thereafter become due and payable with respect to such Tax Returns.

                 (b) BY PURCHASER AND THE COMPANY. Except to the extent specifically provided by Section 10.2(d) or any other provision of this Agreement, Purchaser and the Companies shall pay (or cause to be paid) all Taxes shown to be due and payable on all Tax Returns filed (or caused to be filed) by Purchaser pursuant to Section 10.1(b) hereof, and all Taxes that shall thereafter become due and payable with respect to such Tax Returns.

                 (c) INFORMATION AND OTHER TAX RETURNS. Any party required to file any Information or other Tax Return pursuant to this Article 10 shall pay any related fees or charges (including any such fees or charges that shall thereafter become due and payable with respect to such Information or other Tax Return) and shall indemnify and hold the other party harmless against any related interest and penalties, as well as any such fees or charges which are assessed against such party as the result of a failure by the party responsible for such failure to file any Information Return in a timely and accurate manner.

                 (d)   STRADDLE PERIODS.  For purposes of this Agreement,
Income Taxes shown on a Tax Return for a Straddle Period prepared consistent with past tax practice and accounting methods shall be allocated between the Pre- and Post-Closing Straddle Periods on the basis of the actual Taxable income for each such Period, determined by (i) an interim closing of the books at the close of the Closing Date (or such other allocation method as the Parties may agree to in writing), and (ii) as to each Straddle Period, treating each member of the combined group that is includable in a Combined Income Tax Return for the entire Straddle Period as included in such Combined Income Tax Return, and by treating any member of the combined group that is not includable in such Combined Income Tax Return for the entire Straddle Period as includable in a Separate Income Tax Return for such Straddle Period. Any dispute between the Purchaser and Sellers regarding the amount of Taxes allocated to the Pre-Closing Straddle Period shall be resolved in accordance with the principles of Section 10.6(e) of this Agreement. Sellers shall pay to Purchaser the excess of any amount allocated (based upon the undisputed amount of Tax shown on each executed Income Tax Return for a Straddle Period) to the Pre-Closing Straddle Period over the amount of any estimated Income Taxes previously paid by Sellers or the Companies prior to the Closing Date; or Purchaser shall pay to Seller the excess of the amount of any estimated Income Taxes previously paid by Sellers or the Companies prior to the Closing Date over the undisputed amount of Tax shown on such Tax Return allocated to such Period. Other Taxes shall be allocated between the Pre- and Post-Closing Straddle Periods (i) in the case of real and personal property Taxes, on a per diem basis and (ii) in the case of all other Taxes, on the basis of the actual activities of the applicable entity. Sellers shall pay to Purchaser and Purchaser shall pay to Sellers, as the case may be, any amount due under this Section 10.2(d) upon the later of (i) five days before the filing date of the Tax Return for a Straddle Period upon which such payment is based or (ii) ten days after receipt by the Seller of the executed Tax Return upon which such payment is based.

     Section 10.3.  REFUNDS.

                 (a) SELLERS. Sellers shall be entitled to any refund of Taxes of the Companies and the Subsidiaries of the Companies for any Pre-Closing Taxable Period or any Pre-Closing Straddle Period (other than any refund of Taxes attributable to a carryback of a net operating loss or other item or attribute in accordance with Section 10.5 from a Post-Closing Taxable Period to a Pre-Closing Taxable Period). The amount of any refund for any Straddle Period shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period using the principles described in Section 10.2(d) of this Agreement.

                 (b) PURCHASER. Purchaser and the Companies shall be entitled to any refund of any and all Taxes of the Companies and the Subsidiaries of the Companies for all Post-Closing Straddle Periods and Post-Closing Taxable Periods and to any refund of Taxes attributable to a carryback of a net operating loss or other item or attribute in accordance with Section 10.5 from a Post-Closing Taxable Period to a Pre-Closing Taxable Periods. The amount of any refund for any Straddle Period shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period using the principles described in Section 10.2(d) of this Agreement.

                 (c) TRANSMITTAL OF REFUNDS TO WHICH RECIPIENT IS NOT ENTITLED. If Sellers receive a Tax refund to which Purchaser, the Companies, a Subsidiary of a Company or any member of the Company Group is entitled pursuant to this Agreement, Sellers shall pay the amount of such refund (including any interest received thereon) to Purchaser within ten (10) days after receipt thereof. Conversely, if Purchaser, the Companies, a Subsidiary of a Company or any member of the Company Group receives a Tax refund to which Sellers are entitled pursuant to this Agreement, Purchaser, the Companies or such Subsidiary or member of the Company Group, as the case may be, shall pay the amount of such refund (including any interest received thereon) to Seller within ten (10) days after receipt thereof.

     Section 10.4. AMENDMENTS TO TAX RETURNS. Sellers shall be entitled to amend any Tax Return filed (or caused to be filed) by Sellers pursuant to
Section 10.1(a) hereof, and Purchaser, the Companies, the Subsidiaries of the Companies and any member of the Company Group shall be entitled to amend any Tax Return for any Taxable Period filed by any of them pursuant to Section 10.1(b) hereof; PROVIDED HOWEVER that amendments by Purchaser, the Companies, the Subsidiaries of the Companies or any member of the Company Group of any Tax Return for a Straddle Period shall be consistent with past tax practice and accounting methods previously used in preparing such Tax Returns.

     Section 10.5. CARRYBACKS. Without the prior written consent of Sellers, which shall be in the sole and absolute discretion of Sellers, none of Purchaser, the Companies, the Subsidiaries of the Companies or any member of the Company Group shall carry back any net operating loss or other item or attribute from a Post-Closing Taxable Period to a Pre Closing Taxable Period. Purchaser and the Companies agree to reimburse Sellers for any reasonable costs connected therewith, including, but not limited to, a reasonable cost of time spent preparing such carryback Tax Returns and any adjustment to Taxes for which Parent or its Affiliates are liable that result from such carryback.

     Section 10.6.  INDEMNIFICATION FOR TAXES.

                 (a) IN GENERAL. Parent and Sellers shall, jointly and severally, indemnify and hold harmless each Purchaser Indemnified Party from and against without duplication (i) any and all Income Taxes of any Taxpayer or for which any Taxpayer is liable (including the Companies, each Subsidiary of a Company and each member of the Company Group) for any and all Pre-Closing Taxable Periods and all Pre-Closing Straddle Periods, (ii) any and all Other Taxes of any Taxpayer or for which any Taxpayer is liable (including the Companies, each Subsidiary of a Company and each member of the Company Group) for any and all Pre-Closing Straddle Periods and all Pre-Closing Periods and
(iii) any and all Taxes payable as a result of a breach of any representation or warranty set forth in Section 2.19.

                 (b) MEMBER LIABILITY. For the avoidance of doubt, Parent and Sellers shall, jointly and severally, indemnify and hold harmless each Purchaser Indemnified Party from and against each and every liability for Taxes of the Parent Group under Treasury Regulation Section 1.1502-6 or any similar law, rule or regulation administered by any Taxing Authority.

                 (c) ASSET SALE AMOUNT. Notwithstanding anything herein to the contrary, Parent and Sellers, jointly and severally, shall indemnify and hold harmless each Purchaser Indemnified Party against any Taxes resulting from
Section 338(h)(10) Elections in accordance with Section 6.2(b) of this Agreement.

                 (d) INDEMNIFICATION BY PURCHASER AND THE COMPANIES. Purchaser shall indemnify and hold harmless each Seller Indemnified Party from and against (i) any and all Taxes of the Companies and each Subsidiary of a Company for any and all Straddle Periods (except to the extent of payments required by Seller pursuant to Section 10.2(d) with regard to amounts shown on Income Tax Returns for Straddle Periods or as a result of any recomputation or adjustment of such amount, or to the extent of payments required by Seller pursuant to Section 10.6(a)) and Post-Closing Taxable Periods of the Companies or any Subsidiary of a Company and (ii) any and all Taxes of the Companies or any Subsidiary of a Company arising out of any transaction including, but not limited to, a Code Section 338 election or any corresponding state, local or foreign election recognized by any other Taxing Authority in connection therewith (but not including any Code Section 338 election contemplated by Section 6.2(b) hereof), not in the ordinary course of its business that occurs after the Closing and on the Closing Date.

                 (e) INDEMNIFICATION PROCEDURE. Purchaser (or Seller, as the case may be) shall notify Sellers (or Purchaser) of any Taxes paid by the Purchaser Group or any member thereof (or Parent Group or any member thereof) which are subject to indemnification under this Article 10. Any notification contemplated by this Article 10 shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Closing Taxable Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever a notification described in this Article 10 is given, the notified party shall pay the amount requested in such notice to the notifying party within twenty (20) days, but only to the extent that the notified party agrees with such request. To the extent the notified party disagrees with such request, it shall, within twenty (20) days, so notify the notifying party, whereupon the parties shall use their best efforts to resolve any such disagreement. If the parties cannot resolve such disagreement within 15 days of the date of consultation, Purchaser and Sellers shall jointly select a nationally recognized accounting firm, which has not performed any audit services or acted as a primary tax advisor in the last five years for Purchaser, Sellers or their respective Affiliates (the "NEUTRAL AUDITOR"), to act as an arbitrator to resolve all points of disagreement concerning such dispute. If the parties cannot agree on the selection of a Neutral Auditor, then such Neutral Auditor shall be selected by the American Arbitration Association. All fees and expenses related to the work of the Neutral Auditor shall be borne equally by Purchaser and Sellers. To the extent not otherwise provided for in this Article 10, any payment made after such 20 day period shall include interest at the Overdue Rate beginning on the date the original notice was given by the notifying party.

     Section 10.7. POST-CLOSING AUDITS AND OTHER PROCEEDINGS. Parent and Sellers, on the one hand, and Purchaser, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Pre-Closing Straddle Period. Parent, Sellers and Purchaser shall cooperate with each other in the conduct of any audit or other proceedings for such periods and each may participate at its own expense, provided Parent and Sellers shall have the right to control the conduct of any such audit or proceeding for which Parent and Sellers agree that any resulting Tax is covered by the indemnity provided in Section 10.6(a). Notwithstanding the foregoing, with respect to the settlement of any such claim, suit or proceeding, if such settlement would be legally binding on the Purchaser or an Affiliate of Purchaser with respect to a subsequent period, Sellers may not settle or otherwise resolve such claim, suit or proceeding without the consent of Purchaser, such consent not to be unreasonably withheld, PROVIDED, HOWEVER, that if Purchaser withholds its consent, then Purchaser shall reimburse Sellers for (i) any professional fees and other administrative costs reasonably incurred by Sellers in connection with defending such claim on or after the date that Purchaser rejects the settlement and (ii) any interest payable by Sellers to a Taxing Authority in connection with such claim that accrues on or after the date that Purchaser rejects the settlement.

     Section 10.8. TRANSFER TAXES. The parties agree that all sales and transfer taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby will be borne 50% by Purchaser, on the one hand, and 50% by Parent and Sellers, on the other.

     Section 10.9. COOPERATION. Parent and Sellers, on the one hand, and Purchaser, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Company and shall make available such knowledgeable employees of Parent, Purchaser or their respective Affiliates as is reasonably necessary for the preparation of any return for Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. For a period of seven years from and after Closing, Purchaser shall maintain and make available to Parent and its representatives, on Parent's reasonable request, and Parent and shall maintain and make available to Purchaser, on Purchaser's reasonable request, copies of any and all information, books and records referred to in this Section 10.8. After such seven-year period, Purchaser and Parent may dispose of such information, books and records provided that prior to such disposition, Purchaser shall give Parent the opportunity to take possession of, and Parent shall give Purchaser the opportunity to take possession of, such information, books and records.

     Section 10.10. LIMITATIONS. The limitations with respect to Parent's and Seller's obligations to indemnify a Purchaser Indemnified Party set forth in
Section 9.3(b) and with respect to Purchaser's obligations to indemnify a Seller Indemnified Party set forth in Section 9.2(b) shall not apply to this Article
10. This Article 10 shall survive the Closing indefinitely. The indemnification and payment obligations of Parent and Sellers and of Purchaser pursuant to Article 10 shall not be effective until the aggregate dollar amount of all Taxes that would be indemnifiable or payable pursuant to Article 10 exceeds $100,000 (the "TAX DEDUCTIBLE"), at which point such obligations shall be effective only as to the amount of such Taxes in excess of the Tax Deductible.

                                     ARTICLE 11.
                                 CERTAIN DEFINITIONS

          As used herein, the following terms shall have the following meanings:

          "ACTION" means any action, suit, arbitration or other proceeding by or before any Governmental Authority.

          "ACTUAL VALUE" has the meaning specified in Section 1.4(c).

          "ADVERSE CONSEQUENCES" has the meaning specified in Section 6.6(b).

          "AFFILIATE" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

          "AFFILIATED GROUP" means an affiliated group of corporations within the meaning of Code Section 1504(a) for the Taxable Period or, for purposes of any state, local or foreign income tax matters, any consolidated, combined or unitary group of corporations within the meaning of the corresponding provisions of tax law for the state or other jurisdiction in question.

          "AFFILIATED PARTIES"  has the meaning specified in Section 2.24.

          "AGREEMENT" has the meaning specified in the Preamble.

          "ANCILLARY AGREEMENTS" means the agreements specified in Section 6.7.

          "ANNUAL FINANCIAL STATEMENTS" has the meaning specified in
Section 2.7(a).

          "ANTITRUST AUTHORITY" means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

          "APPLICABLE RATE"  shall mean a 7% per annum interest rate.

          "AUDITOR" has the meaning specified in Section 1.4(c).

          "BASE PRICE" has the meaning specified in Section 1.2(a).

          "BASE WORKING CAPITAL" has the meaning specified in Section 1.4(a).

          "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar Contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for compensation or other benefits, including, without limitation, insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code (as defined below) providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, which

                 (A)(1)(a) is not a Welfare Plan, Pension Plan or Multiemployer Plan (each as defined below), (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or an ERISA Affiliate (as defined below), and (c) covers any current or former employee, director, officer or consultant of the Company or any Subsidiary thereof (with respect to each's relationship with such entities), or (2) under which the Company or any Subsidiary thereof may incur liability; or

                 (B) any plan covering any current or former employee, director, officer or consultant of any Foreign Subsidiary (as defined below) (with respect to each's relationship with such entity) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

          "BUSINESS" means: (i) the business of operating gaming facilities, and related hotel, convention, retail and entertainment operations, conducted under the Caesars name, including all trademark rights and goodwill related to the Caesars name; (ii) the ownership and operation of the Gaming Facilities, including all business operations ancillary thereto; and (iii) all other activities and operations of the Companies and their Subsidiaries (other than those of the Excluded Companies and the Excluded Assets).

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

          "CAESARS WORLD" has the meaning specified in the Preamble.

          "CAESARS WORLD COMMON STOCK" has the meaning specified in the Recitals.

          "CAPITAL EXPENDITURE ADJUSTMENT AMOUNT" has the meaning specified in
Section 1.2(a).

          "CHARTER DOCUMENTS" means as to any Person, such Person's (i) articles of incorporation, certificate of incorporation, certificate of formation or equivalent organizational documents and (ii) bylaws, partnership agreement, operating agreement, limited liability company agreement or equivalent document.

          "CLOSING" has the meaning specified in Section 1.3(a).

          "CLOSING BALANCE SHEET" has the meaning specified in Section 1.4(b).

          "CLOSING DATE" has the meaning specified in Section 1.3(a).

          "CLOSING DATE PURCHASE PRICE" means (i) the Base Price PLUS (ii) the Estimated Net Working Capital Adjustment Amount (which may be a positive or negative number), minus (iii) the amount of Existing Capitalized Leases, plus
(iv) the Estimated Capital Expenditure Adjustment Amount (which may be a positive or negative number).

          "CLOSING NET WORKING CAPITAL" has the meaning specified in Section 1.4(b).

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMBINED INCOME TAX RETURN" means any state, local or foreign Income Tax Return in which Caesars World or any member of the Company Group is or may be included in a consolidated, combined, unitary or similar Tax Return with an Affiliate (other than another member of the Company Group) for state, local or foreign Tax purposes.

          "COMMON STOCK" has the meaning specified in the Recitals.

          "COMPANIES" has the meaning specified in the Preamble.

          "COMPANY" has the meaning specified in the Preamble.

          "COMPANY CAPITAL PLAN" means the 1999 schedule of monthly capital expenditures delivered by Parent to Purchaser prior to the date of this Agreement.

          "COMPANY GROUP" means Caesars World and each corporation which would join Caesars World in filing a consolidated federal income tax return if Caesars World was the common parent of an affiliated group, as defined in Code Section 1504, for the applicable Taxable Period.

          "COMPANY LIABILITIES" means the liabilities of the Companies and their Subsidiaries, other than Retained Liabilities.

          "CONFIDENTIALITY AGREEMENT" has the meaning specified in Section 12.8.

          "CONTRACTS" means any contracts, agreements, leases, subleases, licenses or other understandings or commitments, written or oral.

          "CWI SHARES" has the meaning specified in the Recitals.

          "DEFAULTING PARTY" has the meaning specified in Section 8.2.

          "DEFEASANCE AMOUNT" has the meaning specified in Section 1.2(b).

          "DEFICIT AMOUNT" has the meaning specified in Section 1.4(d).

          "DETERMINATION DATE" has the meaning specified in Section 1.4(c).

          "DOLLARS" and "$" shall mean lawful money of the United States of America.

          "DELAWARE GAMING LAWS" means gaming laws of the State of Delaware applicable to the Companies' operations at Dover Downs.

          "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          "EMPLOYEES" has the meaning specified in Section 6.4(a).

          "ENVIRONMENTAL LAWS" means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, legally binding decrees, or other requirements of any Governmental Authority (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, human health or safety or relating to exposure of any kind of Hazardous Materials, as have been, are now, or may at any time hereafter be, in effect (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended and the Hazardous Materials Transportation Act).

          "ENVIRONMENTAL PERMITS" means any and all permits, licenses and registrations, required under any Environmental Law.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall mean any entity (whether or not incorporated) which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Companies as defined in Section 414(b), (c), (m) or (o) of the Code, or under "common control" with the Companies, within the meaning of Section 4001(b)(1) of ERISA.

          "ESTIMATED CAPITAL EXPENDITURE ADJUSTMENT AMOUNT" has the meaning specified in Section 1.4(a).

          "ESTIMATED CLOSING NET WORKING CAPITAL" has the meaning specified in
Section 1.4(a).

          "ESTIMATED NET WORKING CAPITAL ADJUSTMENT AMOUNT" has the meaning specified in Section 1.4(a).

          "EXCLUDED ASSETS" means the assets of the Excluded Companies, the interests of the Parent and its Affiliates in the Atlantic City Convention Center Sheraton Hotel and assets of Parent and its Affiliates (other than the Companies or their Subsidiaries) primarily relating to hotel reservation systems, hotel sales and administration and other operations other than the Business.

          "EXCLUDED COMPANIES" shall mean Cove Haven, Inc., Pocono Palace, Inc., Paradise Stream, Inc., Brookdale Resorts, Inc., Romantic Tours, Inc. and Romantic Advertising, Inc.

          "EXISTING CAPITALIZED LEASES" means the existing slot machines leases which are accounted for as capitalized leases on the Reference Balance Sheet. The amount of the Existing Capitalized Leases as of any date shall be determined consistent with the accounting principles used in capitalizing such leases on the Reference Balance Sheet.

          "FACILITY" means any Leased Real Property, any Owned Real Property or any property otherwise operated by the Company or any of its Subsidiaries.

          "FINAL DATE" means January 31, 2000.

          "FINANCING OBLIGATIONS" means (i) indebtedness of the Company or any of its consolidated Subsidiaries for borrowed money, (ii) obligations of the Company or any of its consolidated Subsidiaries evidenced by bonds, notes, debentures, letters of credit, or similar instruments, (iii) obligations of the Company or any of its consolidated Subsidiaries under capitalized leases, (iv) obligations of the Company or any of its consolidated Subsidiaries under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company or any of its consolidated Subsidiaries with respect to the deferred purchase price of property (other than customary trade credit), (v) interest rate and currency obligation swaps, hedges or similar arrangements and (vi) all obligations of the Company or any of its consolidated Subsidiaries to guarantee any of the foregoing types of obligations on behalf of others.

          "FOREIGN GAMING LAWS" shall mean the laws, rules and regulations promulgated by the applicable Governmental Authorities of the Philippines, South Africa, Canada or any political subdivisions thereof or any other relevant foreign jurisdiction relating to casino gaming.

          "FOREIGN SUBSIDIARY" shall mean any Subsidiary of the Company organized under the laws of or doing business in any country other than the United States.

          "FRA NOTE" has the meaning specified in Section 1.1(b).

          "GAAP" has the meaning specified in Section 1.4(b).

          "GAMING COMMISSIONS" shall mean, with respect to Parent, Seller, the Company or Purchaser, as applicable, the Indiana Gaming Commission, the Mississippi Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Department of Law and Public Safety, Division of Gaming Enforcement, the Nova Scotia Gaming Control Commission, and the Ontario Gaming Control Commission, and any similar commission that regulates or enforces the Gaming Laws.

          "GAMING FACILITIES" means (a) Caesars Palace in Las Vegas, Nevada; (b) Caesars Tahoe in Stateline, Nevada; (c) Caesars Atlantic City in Atlantic City, New Jersey; (d) the Caesars "Glory of Rome" riverboat casino in Harrison County, Indiana; (e) the Sheraton Casino & Hotel in Robinsonville, Mississippi; (f) Dover Downs in Dover, Delaware; (g) the "S.S. Crystal Harmony" and the "S.S. Crystal Symphony"; (h) Casino Windsor in Windsor, Canada; (i) Sheraton Casino Sydney in Cape Breton, Canada; (j) the Sheraton Halifax Hotel and Casino in Halifax, Nova Scotia; (k) Caesars Gauteng in Kempton Park, South Africa; and (l) Caesars Manila in Manila, Philippines. The parties acknowledge that with respect to the foregoing Gaming Facilities, the Companies' and their Subsidiaries' interests in certain of the foregoing Gaming Facilities represent interests in leased real property, admiralty and management contracts and not ownership of the real or personal property associated with such facility.

          "GAMING LAWS" shall mean, with respect to Parent, Seller, the Company or Purchaser, as applicable, Foreign Gaming Laws, Indiana Gaming Laws, Mississippi Gaming Laws, Nevada Gaming Laws and the New Jersey Gaming Laws.

          "GOVERNMENTAL AUTHORITY" means any Federal, state, municipal or local government, governmental authority, Gaming Commission, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

          "GOVERNMENTAL PERMITS" has the meaning specified in Section 2.21(a).

          "HAZARDOUS MATERIALS" means any hazardous substance, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, ureaformaldehyde insulation, asbestos or asbestos-containing materials, pollutants, contaminants, radioactivity, and any other materials or substances which are defined as hazardous, toxic or a pollutant or contaminant or are otherwise regulated under any Environmental Law.

          "HIGH VALUE" has the meaning specified in Section 1.4(c).

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INCOME TAX(ES)" means any and all Taxes based upon or measured in whole or in part by gross or net income (regardless of whether denominated as an "income tax," "franchise tax" or otherwise and including any Tax imposed on alternative bases, one of which is net income), imposed by any Taxing Authority, together with any interest, penalties and other additions thereto.

          "INCOME TAX RETURN(S)" means all Tax Returns relating to, or required to be filed in connection with, any payment or refund of any Income Tax.

          "INCREASE AMOUNT" has the meaning specified in Section 1.4(d).

          "INDEMNITY CLAIM" has the meaning specified in Section 9.4(b).

          "INDIANA GAMING LAWS" shall mean the Indiana Gaming Control Act and the rules and regulations promulgated thereunder.

          "INFORMATION" has the meaning specified in Section 4.11.

          "INFORMATION RETURN(S)" means any and all reports, returns, declarations or other filings (other than Tax Returns) required by, or to be furnished to, any Taxing Authority.

          "INTELLECTUAL PROPERTY" has the meaning specified in Section 2.11.

          "INTERESTS" has the meaning specified in the Recitals.

          "IRS" means the United States Internal Revenue Service.

          "INTERIM FINANCIAL STATEMENTS" has the meaning specified in
Section 2.7(a).

          "ITT SHERATON" has the meaning specified in the Preamble.

          "JOINT VENTURE" has the meaning specified in Section 2.4(c).

          "JOINT VENTURE INTEREST" has the meaning specified in Section 2.4(c).

          "KNOWLEDGE OF THE COMPANIES" shall mean, the actual knowledge of the individuals indentified on Section 11.02 of the Parent Disclosure Letter. "Knowledge of Purchaser" shall mean the actual knowledge of any of the executive officers of Purchaser.

          "LEASED REAL PROPERTY" means material real property leased by the Company or any of its Subsidiaries as tenant and, to the extent (but only to the extent) leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items or personal property of the Company or of any of its Subsidiaries attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

          "LICENSED IP RIGHTS" has the meaning specified in Section 2.11.

          "LIEN" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

          "LOSSES" of a Person means any and all losses, liabilities, damages, diminutions in value, claims, awards, judgments, costs and expenses (including, without limitation, the costs of reasonable attorneys' fees) actually suffered or incurred by such Person.

          "LOW VALUE" has the meaning specified in Section 1.4(c).

          "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, operations or financial condition of the Companies and their Subsidiaries taken as a whole, but shall exclude any effect to the extent resulting from (i) any condition or event which adversely affects the gaming industry generally, the gaming industry in Nevada, New Jersey, Indiana, or Ontario, Canada, (ii) general economic conditions, (iii) the implementation of California Proposition No. 5. or the proposal, passage or implementation of any similar law or initiative, (iv) the proposal or passage of any law or other initiative restricting or adversely affecting the conduct of gaming operations generally or (v) fluctuations in the earnings of financial condition of the Gaming Companies during the period from December 31, 1998 to the Closing Date that result from gaming winnings so long as the Gaming Companies have been operating on a basis consistent with their existing policies concerning extensions of credit and setting of gambling limits.

          "MEG" means Metropolitan Entertainment Group, a Canadian partnership.

          "MISSISSIPPI GAMING LAWS" shall mean the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder.

          "MULTIEMPLOYER PLAN" shall mean

                 (A) any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (1) which the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Companies or any ERISA Affiliate may incur any liability and (2) which covers or has covered any current or former employee, director, officer or consultant of the Companies or any ERISA Affiliate (with respect to each's relationship with such entities, or

                 (B) any plan covering any current or former employee, director, officer or consultant of any Foreign Subsidiary (with respect to each's relationship with such entity) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

          "NET WORKING CAPITAL" means current assets MINUS current liabilities, EXCLUDING, HOWEVER, (i) any Excluded Assets or Retained Liabilities, (ii) any provisions for Taxes or Tax refunds, (iii) the intercompany accounts eliminated pursuant to Section 4.7 and (iv) any accruals or write-ups of assets attributable to consummation of the sale of Shares and Interests. For purposes of the foregoing, 50% of any cash that is in excess of the $10 million (Canadian) required to be retained by Windsor Casino Limited and is held by Windsor Casino Limited distributable in accordance with the terms of Windsor JV Agreement (whether or not subject to the approval of the parties thereto) shall be included as a current asset, minus any Canadian witholding taxes that would be payable upon the distribution thereof.

          "NET WORKING CAPITAL ADJUSTMENT AMOUNT" has the meaning specified in
Section 1.4(d) hereto.

          "NEUTRAL AUDITOR" has the meaning specified in Section 10.6(e).

          "NEVADA GAMING LAWS" shall mean the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Clark County, Nevada Code and the rules and regulations promulgated thereunder, the City of Reno, Nevada Code and other applicable local law.

          "NEW JERSEY GAMING LAWS" shall mean the New Jersey Casino Control Act and the rules and regulations promulgated thereunder.

          "NON-PRIMARY PROPERTIES" means the Gaming Facilities other than the Primary Properties.

          "NOVA SCOTIA GAMING LAWS" shall mean the Nova Scotia Gaming Control Act and the rules and regulations promulgated thereunder.

          "ONTARIO GAMING LAWS" shall mean the Ontario Gaming Control Act, 1992 and the rules and regulations promulgated thereunder.

          "OTHER TAX RETURN(S)" means all Tax Returns relating to, or required to be filed in connection with, any payment or refund of any Other Tax.

          "OTHER TAX(ES)" means any and all Taxes, other than Income Taxes, together with any interest, penalties and other additions thereto.

          "OVERDUE RATE" means the rate (compounded annually) specified under Code Section 6621(a)(2) (or any successor provision) for the underpayment of tax.

          "OWNED REAL PROPERTY" means all material real property owned by the Companies or any of their Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          "PANEL" has the meaning specified in Section 12.12.

          "PARENT" has the meaning specified in the Preamble hereto.

          "PARENT DISCLOSURE LETTER" has the meaning specified in Article II.

          "PARENT GROUP" means Parent and each corporation that joins with Parent in filing a consolidated federal income tax return for the applicable Taxable Period.

          "PARENT SAVINGS PLAN" has the meaning specified in Section 2.13(b).

          "PARENT SAVINGS TRUST" has the meaning specified in Section 6.4(a).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "PENSION PLAN" shall mean

                 (A)   any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) (1) which the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Companies or any ERISA Affiliate may incur any liability and (2) which covers or has covered any current or former employee, director, officer or consultant of the Companies or any ERISA Affiliate (with respect to each's relationship with such entities), or

                 (B) any plan covering any current or former employee, director, officer or consultant of any Foreign Subsidiary (with respect to each's relationship with such entity) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

          "PERMITTED LIENS" means (a) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, (b) Liens for non-delinquent Taxes or Taxes which are being contested in good faith through appropriate proceedings, (c) any covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments and other matters affecting title to real property which are shown as exceptions on title insurance policies and/or title commitments or reports or other documents which have been made available to the Purchaser, (d) any other covenants, conditions, restrictions, reservations, rights, non-monetary Liens, easements, encumbrances, encroachments and other matters affecting title to real property which would not, in the aggregate, be reasonably expected to materially impair the continued use of the property subject thereto for the use currently being made thereof, (e) Liens which will be released or otherwise terminated on or prior to the Closing and
(f) Liens set forth in Section 11.3 of the Parent Disclosure Letter.

          "PERSON" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

          "PERSONNEL" has the meaning specified in Section 2.10(d).

          "POST-CLOSING STRADDLE PERIOD" means with respect to any Straddle Period, the period beginning the day after the Closing Date and ending on the last day of such Taxable Year.

          "POST-CLOSING TAXABLE PERIOD(S)" means any Taxable Year that begins after the close of the Closing Date; in addition, solely with respect to the Parent Group as a whole and not with respect to the Companies, their Subsidiaries, or any member of the Company Group, the term shall also include the Taxable Year of the Parent Group that includes the Closing Date and ends after the close of the Closing Date.

          "PRE-CLOSING CLAIMS" has the meaning specified in Section 12.14(a).

          "PRE-CLOSING STRADDLE PERIOD" means with respect to any Straddle Period, the period beginning on the first day of such Taxable Year and ending at the close of the Closing Date.

          "PRE-CLOSING TAXABLE PERIOD(S)" means any Taxable Year that ends at or before the close of the Closing Date.

          "PRELIMINARY TRANSFERS" has the meaning specified in Section 1.1(b).

          "PRIMARY PROPERTIES" means the Gaming Facilities located in Nevada, New Jersey, Indiana and Windsor (Ontario), Canada.

          "PROPOSED ACQUISITION TRANSACTION" has the meaning specified in
Section 4.4.

          "PURCHASE PRICE" has the meaning specified in Section 1.2(a).

          "PURCHASER'S THRESHOLD AMOUNT" has the meaning specified in
Section 9.2(b).

          "PURCHASER" has the meaning specified in the Preamble hereto.

          "PURCHASER CURE PERIOD" has the meaning specified in Section 8.1(c).

          "PURCHASER GROUP" means Purchaser and each corporation that joins with Purchaser filing a consolidated federal income tax return for the applicable Taxable Period.

          "PURCHASER INDEMNIFIED PARTY" has the meaning specified in
Section 9.3(a).

          "PURCHASER SAVINGS PLAN" has the meaning specified in Section 6.4(a).

          "PURCHASER SAVINGS TRUST" has the meaning specified in Section 6.4(a).

          "REFERENCE BALANCE SHEET" means the December 31, 1998 combined balance sheet included in the Annual Financial Statements.

          "REGULATORY AUTHORIZATIONS" has the meaning specified in Section 6.3.

          "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Materials, or otherwise as defined in any Environmental Law.

          "RETAINED LIABILITIES" means (i) all Financing Obligations of the Companies and their Subsidiaries, except the Existing Capitalized Leases and other Financing Obligations to the extent an adjustment to the Purchase Price has been made with respect to such liabilities pursuant to Section 1.2(b), (ii) liabilities arising from operations (whether presently or formerly conducted) of Parent, Sellers and their respective Affiliates, other than the operations of the Companies and their Subsidiaries, (iii) liabilities of the Excluded Companies and the Atlantic City Convention Center Sheraton Hotel, (iv) liabilities for which Parent or Sellers have expressly assumed liability under this Agreement and (v) liabilities relating to the "Intelnet" lawsuit.

          "RETAINED OPERATIONS" has the meaning specified in Section 6.6(e).

          "SECTION 338(h)(10) ELECTION" means an election under Section 338(h)(10) of the Code and any corresponding election permitted or required under State, local or foreign law (regardless of the name or designation of such election under local law) but only if Parent and/or its Affiliates is not subject to taxation in such jurisdiction on both the sale or exchange of the capital stock of the corporation with respect to which such election is made (or deemed made) and the deemed sale or exchange of the assets of the corporation with respect to which such election is made (or deemed made).

          "SELLERS" has the meaning specified in the Preamble hereto.

          "SELLER CURE PERIOD" has the meaning specified in Section 8.1(b).

          "SELLER INDEMNIFIED PARTY" has the meaning specified in
Section 9.2(a).

          "SELLER'S THRESHOLD AMOUNT" has the meaning specified in
Section 9.3(b).

          "SEPARATE INCOME TAX RETURN(S)" means any state, local or foreign Income Tax Return for any Company or any member of the Company Group other than a Combined Income Tax Return.

          "SHARES" has the meaning specified in the Recitals.

          "SOUTH AFRICA GAMING LAWS" shall mean the laws and regulations governing casino gaming in South Africa.

          "SPECIAL PURPOSE SUB" has the meaning specified in Section 6.6(c).

          "STARWOOD CANADA" has the meaning specified in the Preamble.

          "STRADDLE PERIOD" means any Taxable Period of any of the Companies or any member of the Company Group that begins before and ends after the close of the Closing Date.

          "SUBSIDIARY" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power or economic value of the equity securities or equity interests is owned, directly or indirectly, by such Person, or the operations of which are otherwise consolidated with those of such Person under GAAP.

          "TANGIBLE PERSONAL PROPERTY" has the meaning specified in
Section 2.16.

          "TAX" or "TAXES" mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

          "TAX BENEFIT" has the meaning specified in Section 9.4.

          "TAX DEDUCTIBLE" has the meaning specified in Section 10.10.

          "TAX RETURN" or "TAX RETURNS" means all reports, returns, declarations, claims for refund or statements of any kind or nature relating to Taxes, and any schedule or attachment thereto and any amendment thereof.

          "TAXABLE PERIOD(S)" means one or more Pre- or Post-Closing Taxable Period or Pre- or Post-Closing Straddle Period.

          "TAXABLE YEAR(S)" means one or more taxable years (which may be shorter than a full calendar or fiscal year), years of assessment or periods with respect to which any Tax may be imposed or for which a Tax Return is required to be filed.

          "TAXING AUTHORITY" means the Internal Revenue Service or any other domestic or foreign governmental authority responsible for the administration, imposition or collection of any Tax.

          "TAXPAYER" means (i) the Companies, (ii) each Subsidiary of the Companies, (iii) each member of any affiliated group of corporations, within the meaning of Section 1504 of the Code, of which the Companies or any of their Subsidiaries is a member, and (iv) each member of any group of corporations with respect to which the Companies or any of their Subsidiaries files a combined or unitary Tax Return.

          "TERMINATING PURCHASER BREACH" has the meaning specified in
Section 8.1(c).

          "TERMINATING SELLER BREACH" has the meaning specified in
Section 8.1(b).

          "THIRD PARTY CONSENTS" has the meaning specified in Section 6.1(c).

          "TUNICA" has the meaning specified in the Preamble.

          "TUNICA COMMON STOCK" has the meaning specified in the Recitals.

          "TUNICA SHARES" has the meaning specified in the Recitals.

          "WELFARE PLAN" shall mean

                 (A)(i) any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, (a) which the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, and (b) which covers any current or former employee, director, officer or consultant of the Companies or any Subsidiary thereof (with respect to each's relationship with such entities), or (2) under which the Companies or any Subsidiary thereof may incur any liability; or

                 (B) any plan covering any current or former employee, director, officer or consultant of any Foreign Subsidiary (with respect to each's relationship with such entity which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

          "YEAR 2000 PROBLEM" has the meaning specified in Section 2.25.

                                     ARTICLE 12.
                                    MISCELLANEOUS

     Section 12.1. WAIVER. Either party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner as this Agreement.

     Section 12.2. NOTICES. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or
(iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:


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

                 (a)   If to Purchaser, to:

                       Park Place Entertainment Corporation
                       26 Main Street
                       Chatham, New Jersey  07928
                       Fax:  (973) 701-1972
                       Attn:  Clive Cummis, Esq.

                       with a copy to:

                       Latham & Watkins
                       1001 Pennsylvania Avenue
                       Washington, DC  20004
                       Fax:  (202) 637-2001
                       Attn:  Bruce E. Rosenblum, Esq.

                 (b)   If to Parent or Sellers, to:

                       Starwood Hotels & Resorts Worldwide, Inc.
                       777 Westchester Avenue
                       White Plains, New York  10604
                       Fax:  (914) 640-8260
                       Attn:  Thomas C. Janson, Jr., Esq.

                       with a copy to:

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       919 Third Avenue
                       New York, New York  10022
                       Fax:  (212) 735-2000
                       Attn:  Stephen F. Arcano, Esq.

or to such other address or addresses as the parties may from time to time designate in writing.

     Section 12.3. ASSIGNMENT. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing: (i) Purchaser may assign any of its rights and obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of Purchaser (so long as such assignment does not materially delay the Closing or impose material costs on Parent), PROVIDED that such assignment will not release Purchaser from its obligations hereunder; and (ii) Purchaser may assign its rights under this Agreement to its lenders as security. Without limiting the generality of the foregoing, the parties anticipate that Purchaser will assign to a wholly-owned Canadian subsidiary its rights to acquire the Interests.


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

     Section 12.4. RIGHTS OF THIRD PARTIES. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

     Section 12.5. EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants.

     Section 12.6. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law, except to the extent that the provisions of applicable Gaming Laws shall be mandatorily applicable to the transactions contemplated by this Agreement.

     Section 12.7. CAPTIONS; COUNTERPARTS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 12.8. ENTIRE AGREEMENT. This Agreement (including the Schedules, Exhibits and Annexes to this Agreement, which, although they may be bound separately, constitute part of this Agreement) and that certain Confidentiality Agreement between Purchaser the parties relating to the transactions contemplated hereby (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

     Section 12.9. AMENDMENTS. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

     Section 12.10. PUBLICITY. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and Sellers which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.


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

     Section 12.11. CONSTRUCTION. This Agreement is a result of negotiations among, and has been reviewed by Sellers, Parent, the Companies, Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Sellers, Parent, the Companies or Purchaser.

     Section 12.12. DISPUTE RESOLUTION. Except with respect to any claim seeking equitable relief to enforce any covenant of a party hereunder, the parties hereby agree that, in order to obtain prompt and expeditious resolution of disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any agreement contemplated by or related to this Agreement), including without limitation any claim based on contract, tort or statute, or the alleged breach hereof or thereof, shall be settled, at the request of any party of this Agreement, by final and binding arbitration conducted in New York City, New York, administered by a panel of three arbitrators, one chosen by Purchaser and one by Parent and Seller and the third to be selected by the two arbitrators so chosen (the "PANEL"), in accordance with the then existing Rules of Practice and Procedure of the American Arbitration Association, and judgment upon any award rendered by the Panel may be entered by any state or federal court having jurisdiction thereof. The arbitration procedures shall follow the substantive law of the State of New York, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail. The Panel shall determine the prevailing party and shall include in its award that party's reasonable attorney's fees and costs.

     Section 12.13.  NON-HIRE.

                 (a) If the transactions contemplated hereby are consummated, neither Parent, any of its Subsidiaries or any of their respective Affiliates shall, directly or indirectly, for itself or on behalf of any other individual or entity, hire any Personnel at any time prior to the third anniversary of the Closing Date; PROVIDED, HOWEVER, that the foregoing shall not apply to any employee who is terminated by Purchaser or is notified by Purchaser that Purchaser will not continue to employ such employee following the Closing.

                 (b)   The covenants and undertakings contained in this Section
12.13 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 12.13 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Companies and Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 12.13. The rights and remedies provided by this
Section 12.13 are cumulative and in addition to any other rights and remedies which the Companies and Purchaser may have hereunder or at law or in equity.


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

     Section 12.14.  INSURANCE.

                 (a) The parties shall take all reasonable actions to ensure that, following the Closing, the Companies and their Subsidiaries shall have access to the insurance policies maintained by Parent and its Affiliates for their benefit prior to Closing, with respect to claims relating to pre-closing occurrences ("PRE-CLOSING CLAIMS"). To the extent reasonably feasible, Parents and Sellers shall assign to Purchaser or the Companies the right to directly pursue claims under such policies. To the extent it is not feasible to do so, then Parent and Sellers shall use their reasonable best efforts to pursue such Pre-Closing Claims on behalf of Purchaser and the Companies to the extent losses relating to such Pre-Closing Claims are recoverable under such insurance policies. Any insurance proceeds actually recovered by Parent, Sellers or such Affiliates with respect to such claims shall be deemed the property of Purchaser and the Companies and shall be remitted to Purchaser promptly following receipt thereof. Purchaser shall be obligated to reimburse Parent for any reasonable costs or expenses incurred by Parent, Seller or their Affiliates in connection with the performance of their obligations under this Section 12.14.

                 (b) Following the Closing (i) Purchaser shall submit to the appropriate insurer, with a copy to Parent, all claims under the fixed cost insurance policies listed in Section 12.14. of the Parent Disclosure Letter as promptly as practicable after receipt of notice such claim, and (ii) Purchaser shall notify Parent of all claims under the loss sensitive insurance policies listed in Section 12.14 of the Parent Disclosure Letter, in each case, as promptly as practicable after such time as the costs associated with such claim exceed 50% of the applicable retention amount for such policy set forth in
Section 12.14 of the Parent Disclosure Letter. Notwithstanding the foregoing, Parent shall not be required to institute litigation pursuant to this Section
12.14 (unless Purchaser provides Parent and Sellers with indemnification arrangements for all costs and expenses reasonably satisfactory to Parent incurred by Parent and Sellers in connection therewith and unless such litigation is reasonable under the circumstances).

     Section 12.15. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing were not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

     Section 12.16. EFFECTIVENESS. This Agreement shall become effective immediately upon execution of this Agreement by Parent and Purchaser, and Parent agrees to cause the Sellers and Companies to execute this Agreement promptly following execution by Parent hereof. This Agreement shall be deemed effective with respect to all parties hereto as of the date this Agreement is executed by Parent and Purchaser.


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

          IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

                                     STARWOOD HOTELS & RESORTS
                                     WORLDWIDE,  INC.

                                     By:   /s/ Barry Sternlicht
                                           -----------------------------------
                                           Name:  Barry Sternlicht
                                           Title: Chairman

                                     ITT SHERATON CORPORATION

                                     By:   /s/ Barry Sternlicht
                                           -----------------------------------
                                           Name:  Barry Sternlicht
                                           Title: Chairman

                                     STARWOOD CANADA CORP.

                                     By:   /s/ Fred J. Kleisner
                                           -----------------------------------
                                           Name:  Fred J. Kleisner
                                           Title:

                                     CAESARS WORLD, INC.

                                     By:   /s/ Peter G. Boynton
                                           -----------------------------------
                                           Name:  Peter G. Boynton
                                           Title: Chairman and CEO

                                     SHERATON DESERT INN CORPORATION

                                     By:   /s/ Marc H. Rubenstein
                                           -----------------------------------
                                           Name:  Marc H. Rubenstein
                                           Title: Senior V.P. - General Counsel

                                     SHERATON TUNICA CORPORATION

                                     By:   /s/ Betty M. Wilson
                                           -----------------------------------
                                           Name:  Betty M. Wilson
                                           Title: Treasurer

                                     PARK PLACE ENTERTAINMENT
                                     CORPORATION

                                     By:   /s/ Arthur M. Goldberg
                                           -----------------------------------
                                           Name:  Arthur M. Goldberg
                                           Title: President and CEO




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